Exhibit 4.47

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

EXECUTION VERSION

PRECIOUS METALS PURCHASE AGREEMENT

- between -

WHEATON PRECIOUS METALS INTERNATIONAL LTD.

- and -

SIBANYE GOLD LIMITED

July 16, 2018

THIS PRECIOUS METALS PURCHASE AGREEMENT dated as of July 16, 2018

BETWEEN:

WHEATON PRECIOUS METALS INTERNATIONAL LTD., a company existing under the laws of the Cayman Islands

(“Wheaton”)

- and -

SIBANYE GOLD LIMITED, a company existing under the laws of South Africa

(“Supplier”)

WITNESSES THAT:

WHEREAS the Current Owner is the holder of the Mining Properties and currently owns and operates the Mine;

AND WHEREAS the Current Owner is a wholly-owned direct subsidiary of SWC Holdco;

AND WHEREAS SWC Holdco is a wholly-owned indirect subsidiary of Supplier;

AND WHEREAS Supplier has agreed to sell to Wheaton, and Wheaton has agreed to purchase from Supplier from time to time, an amount of Refined Gold and Refined Palladium equal to the Payable Gold and Payable Palladium, respectively, subject to and in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1

INTERPRETATION

1.1        Definitions

In this Agreement:

“2017 Competent Person’s Report” means the report entitled  “Competent Person’s Report on the Montana Platinum Group Metal Mineral Assets of Sibanye Gold Limited, United States of America” dated November 2017 prepared by The Mineral Corporation.

“Acquiror” has the meaning set out in the definition of “Change of Control”.

“Advance Payment” has the meaning set out in Section 3.1.

“Advance Payment Reduction Date” means the date on which the Advance Payment is reduced to nil in accordance with the provisions of Section 2.4.

“Adverse Impact” means any effect, event, occurrence or other change that, when taken together with all other effects, events, occurrences or other changes, is or would reasonably be expected to:

(a)         have a material adverse impact on any Supplier PMPA Entity or the Mine;

(b)         significantly decrease or delay the expected gold or palladium production from the Mining Properties or otherwise significantly decrease or delay the expected Payable Gold or Payable Palladium, in each case based on the LOM Plan in effect provided by Supplier to Wheaton provided that such LOM Plan does not take into account any such effects, events, occurrences or other changes;

(c)         cause Completion not to be achieved by the Outside Completion Date;

(d)         limit, restrict or impair the ability of Supplier to perform its obligations under this Agreement in any material respect;

(e)         materially limit, restrict or impair the ability of the Project Owner to operate the Mine; or

(f)         result in a Supplier Event of Default.

“Affected Property” has the meaning set out in Section 10.7(a).

“Affiliate” means, in relation to any person (other than an individual), any other person (other than an individual) controlling, controlled by, or under common control with such first mentioned person.

“Affiliate Guarantees” means: (i) the Initial Affiliate Guarantees; and (ii) any guarantees required to be delivered by certain Supplier Group Entities pursuant to Section 7.13 and any other guarantees subsequently required to be delivered by certain other persons pursuant to this Agreement, which guarantees shall be in favour of Wheaton, shall be substantially in the form of the Initial Affiliate Guarantees and otherwise in form and substance satisfactory to Wheaton, acting reasonably, and shall guarantee the payment and (where the Supplier Group Entity or other person delivering such guarantee is the Project Owner or directly or indirectly controls the Project Owner) the performance, when due, of all of the PMPA Obligations.

“Agreement” means this Precious Metals Purchase Agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Applicable Law” means any law, regulation, decision, ordinance, code, order, rule, policy or other requirement of any Governmental Authority (including any stock exchange), including any judicial or administrative interpretation thereof, common law or other requirement or rule of law, applicable to a person or any of its properties, assets, businesses or operations.

“Approvals” means all authorizations, licences, permits, rights (including surface and access rights), privileges, concessions, franchises, clearances, consents, orders and other approvals required to be obtained from any person, including any Governmental Authority.

“Approved Standard” means SEC Industry Guide 7, the SAMREC Code, the JORC Code or the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards on Mineral Resources and Mineral Reserves, in each case as in effect from time to time, or any other classification system for mineral reserves and mineral resources agreed to by Supplier and Wheaton, or any successor instrument, rule or policy to any of the foregoing.

“Auditor’s Report” means a written report prepared by a national accounting firm in Canada, the United States, South Africa or the Cayman Islands that is independent of Supplier and Wheaton, is mutually agreeable to the Parties and has experience and expertise in determining the quantity of gold and palladium mined, produced, extracted or otherwise recovered from mining projects, which report determines at a minimum the number of ounces of Payable Gold and Payable Palladium that Wheaton was entitled to have received pursuant to this Agreement in respect of any period in dispute.

“Blitz Development Plan” means the plan for the construction, development and production of the Blitz Project as set out in the 2017 Competent Person’s Report, as such plan may be amended from time to time.

“Blitz Project” means the proposed expansion within and to the east of the Stillwater Mine underway as of the date of this Agreement, including the Blitz Underground Development, the Blitz Surface Development and the Stillwater Concentrator Upgrade.

“Blitz Properties” means, collectively, the Mining Properties corresponding to the region to the east of the “Stillwater/Blitz” demarcation line shown on the cross-section of the Stillwater Mine attached hereto as Part B of Schedule B, a higher resolution but unannotated version of which cross-section was posted as Document No. 1.13.0.1 entitled “2018 LRP - 10 year Long Section v1-Blitz_Stillwater Boundary.pdf” in the Data Room.

“Blitz Surface Development” means the construction and implementation of the following surface development in respect of the Blitz Project, in all material respects in accordance with the Blitz Development Plan: (i) the provision of firm power of between [***] and [***]; and (ii) the water treatment plant with a processing capacity of [***] per minute.

“Blitz Underground Development” means the construction and implementation of the following underground development in respect of the Blitz Project, in all material respects in accordance with the Blitz Development Plan: (i) the [***]; (ii) the [***]; (iii) [***]; and (iv) the connection of the [***].

“Board of Directors” means:

(a)         with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(b)         with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c)         with respect to any other person, the board or committee of such person serving a similar function.

“Books and Records” means books, records, data, documentation, invoices, weight, moisture and assay certificates, scientific and technical data, samples and other information relating to operations and activities with respect to the Mine, the Mining Properties, the Mineral Processing Facilities, Completion, and the mining, treatment, processing, milling, marketing, concentrating and transportation of Minerals.

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory or bank holiday under the laws of the Province of British Columbia, South Africa, the Cayman Islands, or the State of Montana.

“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that would have been required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS as in effect on the date of this Agreement. The amount of Financial Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS as in effect on the date of this Agreement, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Change of Control” of a person means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, Transfer or acquisition of voting shares, the result of which is that:

(a)         any other person or group of other persons acting jointly or in concert for purposes of such transaction (any such person or group of persons being referred to as the “Acquiror”):

(i)    becomes the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such person, measured by voting power rather than number of shares; or

(ii)   acquires control of such person; or

(b)         the entity that is not controlled by any other person that controls such person, otherwise ceases to be the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such person, measured by voting power rather than number of shares.

“Closing Date” means the date on which Wheaton pays the Advance Payment to Supplier in accordance with Section 3.1, which shall be not later than the fifth Business Day following the satisfaction and fulfillment (or waiver by the applicable Party) of all of the conditions precedent set out in Sections 3.2(a) and 3.3(a), other than those conditions precedent which by their terms can only be satisfied and fulfilled on the Closing Date.

“Commingling Plan” has the meaning set out in Section 7.2(b).

“Compensation” has the meaning set out in Section 10.7(d).

“Completion” means the achievement (or deemed achievement) of each of Completion Target No. 1, Completion Target No. 2 and Completion Target No. 3.

“Completion Certificate” has the meaning set out in Section 4.2(b).

“Completion Period” has the meaning set out in Section 4.3(a).

“Completion Target” means any of Completion Target No. 1, Completion Target No. 2 or Completion Target No. 3, as the case may be.

“Completion Target No. 1” has the meaning set out in Section 4.2(a)(i).

“Completion Target No. 2” has the meaning set out in Section 4.2(a)(ii).

“Completion Target No. 3” has the meaning set out in Section 4.2(a)(iii).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule K.

“Confidential Information” has the meaning set out in Section 6.5(a).

“Consolidated EBITDA” means, in respect of any Measurement Period, the consolidated net income of the Supplier Group Entities (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any Supplier Group Entity (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with IFRS (but adjusted on a pro forma basis to reflect acquisitions and disposals):

(a)         any provision on account of normal, deferred and royalty taxation;

(b)         any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Supplier Group in respect of indebtedness;

(c)         any other interest received or receivable by any member of the Supplier Group on any deposit or bank account;

(d)         any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

(e)         any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

(f)         any amount attributable to the amortisation of the Advance Payment, including by way of reduction in costs or recognition of revenue;

(g)         any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

(h)         any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

(i)          any gains or losses recognised on the attributable share of results of associates (as such term is used under IFRS) after tax, but including any dividends received in cash by any member of the Supplier Group from such an associate;

(j)          any share-based payments;

(k)         any other extraordinary or exceptional items; and

(l)          any other material non-cash gain or loss that needs to be accounted for under IFRS.

“Consolidated Net Borrowings” means at any time, the aggregate amount of all Indebtedness for Borrowed Money (which, for the purposes of this definition, shall include or exclude (as applicable) any hedging liabilities incurred in respect of such Indebtedness for Borrowed Money) of the members of the Supplier Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any Indebtedness for Borrowed Money of any member of the Supplier Group which is not a Project Finance Subsidiary in respect of the Indebtedness for Borrowed Money of a Project Finance Subsidiary), but excluding any Indebtedness for Borrowed Money owing to any member of the Supplier Group (other than a Project Finance Subsidiary), adjusted to take into account the aggregate amount of freely available cash and cash equivalents held by any member of the Supplier Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once.

“Consolidated Tangible Net Worth” means, at any time, the “Total Equity” as reported in the “Consolidated Statement of Changes in Equity” less goodwill and intangibles in the latest audited annual financial statements of the Supplier Group on a consolidated basis.

“control” means the right, directly or indirectly (including through one or more subsidiaries), to direct or cause the direction of the management of the business or affairs of a person, whether by ownership of securities, by contract or otherwise (including by way of entitlement to nominate a majority of the directors of such person), and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings

“Core Collateral” means the assets and properties held directly by the Project Owner and SWC Holdco (including the Project Assets, but excluding securities and equity in entities that do not hold, directly or indirectly, any Project Assets), and the securities and equity of each of the Project Owner and SWC Holdco.

“Current Owner” means Stillwater Mining Company, a company incorporated under the laws of the State of Delaware.

“Data Room” means the Incelink data site maintained by Supplier as at 5:00 p.m. (Johannesburg time) on the day before the date of this Agreement.

“Default Event” has the meaning set out in Section 10.6.

“Disclosing Party” has the meaning set out in Section 6.5(a)  .

“Dispute” means any question, claim, controversy or dispute arising out of or relating to the validity, construction, interpretation, meaning, performance, effect or breach any one or more of this Agreement, the Affiliate Guarantees, or the rights and liabilities of the parties thereto arising thereunder.

“Dispute Notice” has the meaning set out in Section 10.8(a).

“Distribution” means any payment, directly or indirectly, by SWC Holdco or Project Owner to any Supplier Group Entity, including any payment of any:

(a)         dividend in cash or other property or assets or return of any capital to any of its shareholders;

(b)         management fee or similar amount paid to any Affiliate of SWC Holdco or Project Owner, or to any person or entity not dealing at arm’s length with SWC Holdco or Project Owner or any Affiliate thereof, but excluding compensation paid in the ordinary course and consistent with past practice to directors, officers, employees, advisers and consultants of any Supplier Group Entity;

(c)         indebtedness owing by SWC Holdco or Project Owner to an obligee that is an Affiliate by way of intercompany debt or otherwise; or

(d)         amount which thereby becomes indebtedness owing by the recipient to SWC Holdco or Project Owner.

“East Boulder Mine” means the platinum group metal mine located in Sweet Grass County, Montana in the United States of America.

“EBITDA”  means, in respect of any Guarantor, in respect of any Measurement Period, the net income of that Guarantor before, without duplication and all as calculated in accordance with IFRS (but adjusted on a pro forma basis to reflect acquisitions, disposals or where the Guarantor has become a Guarantor other than on a Measurement Date):

(a)         any provision on account of normal, deferred and royalty taxation;

(b)         any interest, commission, discounts or other fees incurred or payable, received or receivable by that Guarantor in respect of indebtedness;

(c)         any other interest received or receivable by that Guarantor on any deposit or bank account;

(d)         any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

(e)         any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

(f)         any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

(g)         any amount attributable to the amortisation of the Advance Payment, including by way of reduction in costs or recognition of revenue;

(h)         any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

(i)          any gains or losses recognised on the attributable share of results of associates (as such term is used for IFRS) after tax, but including any dividends received in cash by any member of the Supplier Group from such an associate;

(j)          any share-based payments;

(k)         any other extraordinary or exceptional items; and

(l)          any other material non-cash gain or loss that needs to be accounted for under IFRS.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system maintained by the United States Securities and Exchange Commission.

“Effective Date” means July 1, 2018.

“Encumbrances” means all Financial Encumbrances and all other liens, restrictions, patent or other reservations in respect of minerals, royalty claims, and other encumbrances and adverse claims of every nature and kind.

“Enforcement Event” means any one or more of the following events or circumstances:

(a)         a demand is made, or other enforcement step taken, by a person for the payment in full of any Financial Indebtedness owing to such person in excess of US$15,000,000 in the aggregate in respect of any of the Supplier PMPA Entities, or the acceleration by a person of the time for payment of any such Financial Indebtedness to a time prior to its stated maturity, and such demand shall not have been paid prior to the earlier of the expiry of any applicable grace period, or where no applicable grace period exists, 10 Business Days following such demand; or

(b)         any action is taken by a person to enforce any Encumbrance in, over or against any of the Project Assets which if successful would result in a material disruption to the operations of the Mine or adversely affect Wheaton’s interest in this Agreement, including any security interest contemplated hereby, if any.

“entity” means a person which is not an individual.

“Event of Default” means a Supplier Event of Default or a Wheaton Event of Default, as applicable.

“Excluded Taxes” means:

(a)         all income, franchise, profits, net profits, capital gains, capital, branch profits or similar Taxes of Wheaton, including any such Taxes to the extent resulting from Wheaton:

(i)    being incorporated or continued or resident in, or establishing a fixed place of business or office in or carrying on business in the jurisdiction imposing such Tax; or

(ii)   otherwise taking any action in the jurisdiction imposing such Tax,

in each case determined pursuant to the Applicable Law of such jurisdiction;

(b)         Taxes of Wheaton arising as a result of the metals account to which deliveries of Refined Gold and Refined Palladium are being made being in a jurisdiction other than the United Kingdom, or such other location(s) determined pursuant to Section 2.2(d);

(c)         Taxes of a Party (including any transferee thereof) arising as a result of a Transfer by such Party of all or part of its rights or obligations under this Agreement to any other person; and

(d)         Taxes arising as a result of any Encumbrance described in Section 7.12(b), including as a result of the granting or subsequent Transfer of such Encumbrance;

provided that despite the foregoing, any Taxes (other than pursuant to or as a result of item (c) or (d) of this definition) imposed on Wheaton or to which Wheaton is otherwise subject under Sections 897 or 1445 of the United States Internal Revenue Code shall not be considered Excluded Taxes.

“Existing Financial Indebtedness” means all Financial Indebtedness of the Supplier PMPA Entities existing, committed to or available (whether or not incurred or drawn) as of the date of this Agreement pursuant to any of:

(a)         the ZAR6,000,000,000 revolving credit facility agreement between, among others, Sibanye Gold Limited, Nedbank Limited (acting through its Corporate and Investment Banking Division), FirstRand Bank Limited (acting through its Rand Merchant Bank Division), ABSA Bank Limited (acting through its Corporate and Investment Bank Division), The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division) and Bank of China Limited Johannesburg Branch dated November 14, 2016;

(b)         the $600,000,000 revolving credit facility agreement between, among others, Sibanye Gold Limited, Bank of America Merrill Lynch International Limited and HSBC Bank plc dated April 6, 2018;

(c)         the indenture with respect to $500,000,000 of 6.125% senior notes due 2022 and $550,000,000 of 7.125% senior notes due 2025 between the Current Owner, as issuer, Sibanye Gold Limited, as guarantor, the other guarantors party thereto, and The Bank of New York Mellon, London Branch, as trustee, dated June 27, 2017; and

(d)         the trust deed constituting $450,000,000 of 1.875% guaranteed convertible bonds due 2023 between Sibanye Gold Limited, as issuer, the Current Owner and Kroondal Operations Proprietary Limited, as guarantors, and BNY Mellon Corporate Trustee Services Limited, as trustee, dated September 26, 2017 and the supplemental trust deed relating thereto between such parties dated March 28, 2018;

but excluding any extensions, renewals or replacement financings therefor.

“Expropriation Event” means an expropriatory act or series of expropriatory acts by a Governmental Authority (or at the direction of a Governmental Authority) as a result of which all or substantially all of the rights, privileges and benefits pertaining to or associated with all or a portion of the Mine, for any period of time, cease being, directly or indirectly, for the benefit or entitlement of Supplier or its Affiliates, whether as a result of ceasing to own all or such portion of the Mine, ceasing to control the Project Owner, or otherwise.

“Financial Encumbrance” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, assignment conferring security, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction and, for the avoidance of doubt, “Financial Encumbrance” includes any Encumbrance that creates a priority or preference of any kind in and to any asset or the proceeds thereof; provided that in no event shall an operating lease be deemed to constitute a Financial Encumbrance.

“Financial Half Year” means the period commencing on the day after the end of a Financial Year and ending on the next Half Year Date.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)         moneys borrowed or credit granted;

(b)         any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)         any bill of exchange or any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)         the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)         receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)         any amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

(i)    used primarily as a method of raising credit; or

(ii)   not made in the ordinary course of business;

(g)         any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)         any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)          any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(j)          any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)         the amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the date this Agreement is terminated; and

(l)          the amount of any liability in respect of any guarantee, indemnity or similar assumption of any responsibility or obligations in respect of any other person for any of the items referred to in paragraphs (a) to (k) above and irrespective of whether the debt or liability (i) is present or owing in the future, (ii) is owed or incurred alone or severally or jointly or both with another person or (iii) is a combination of any of the above.

“Financial Quarter” means the period of 3 (three) months ending on each of 31 March, 30 June, 30 September and 31 December of each calendar year.

“Financial Statements” means:

(a)         in the case of (i) Supplier, or (ii) if another entity controls the Project Owner and Supplier and has provided an Affiliate Guarantee in accordance with Section 7.7(e)(i) or Section 7.8(a), such other entity:

(i)    in respect of a Financial Year, the audited consolidated financial statements for that Financial Year;

(ii)   in respect of a Financial Half Year, the unaudited condensed consolidated financial statements for that Financial Half Year; and

(iii)  in respect of a Financial Quarter, the unaudited management accounts for that Financial Quarter; or

(b)         in the case of any other entity which has provided an Affiliate Guarantee in accordance with Section 7.13(d)(i):

(i)    in respect of a Financial Year, the audited financial statements for that Financial Year;

(ii)   in respect of a Financial Half Year, the unaudited management accounts for that Financial Half Year; and

(iii)  in respect of a Financial Quarter, the unaudited management accounts for that Financial Quarter.

“Financial Year” means the annual accounting period of the Supplier ending on 31 December in each year.

“FWL” has the meaning set out in the definition of “Blitz Underground Development”.

“Gold Market Price”, as of any day, means the simple average of the daily per ounce LBMA Gold Price (PM) in United States dollars as administered by ICE Benchmark Administration (IBA) and quoted by the LBMA for Refined Gold for the five trading days prior to such day (or the immediately preceding trading day if such day is not a trading day), provided that if for any reason, the LBMA is no longer in operation or the price of gold is not confirmed, acknowledged by or quoted by the LBMA, the Gold Market Price shall be determined by reference to the price of gold on another commercial exchange mutually acceptable to the Parties, acting reasonably.

“Gold Production Payment” means:

(a)         on or prior to the Advance Payment Reduction Date:

(i)    at all times while (A) the Investment Grade Rating Condition is satisfied by a Rated Entity, or (B) the Leverage Ratio is not greater than 3.50:1.00, 18%;

(ii)   at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***], [***];

(iii)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***], [***]; or

(iv)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***], [***]; and

(b)         after the Advance Payment Reduction Date:

(i)    at all times while (A) the Investment Grade Rating Condition is satisfied by a Rated Entity, or (B) the Leverage Ratio is not greater than 3.50:1.00, 22%;

(ii)   at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***], [***];

(iii)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***], [***]; or

(iv)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***],  [***];

of the Gold Market Price as of the day immediately prior to the applicable Time of Delivery. Any change in the Gold Production Payment resulting from a change in the Leverage Ratio shall become effective as of and from the first day of the calendar month immediately following the calendar month in which the Compliance Certificate evidencing such change in the Leverage Ratio was delivered pursuant to Section 6.1(d).

“Gold Purchase Price” has the meaning set out in Section 2.4(a).

“Governmental Authority” means any international, federal, state, provincial, national, territorial, municipal or local government, agency, department, ministry, authority, board,

tribunal, commission, official, court, arbitrator (public or private), stock exchange or securities commission.

“Guarantor” means any person that has executed and delivered an Affiliate Guarantee pursuant to this Agreement.

“Half Year Date” means 30 June of each calendar year.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“including”, “include” or “includes” means including without limitation, include without limitation or includes without limitation, respectively.

“incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Financial Indebtedness or Capital Stock of a person existing at the time such person becomes a subsidiary of a Supplier PMPA Entity (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such subsidiary at the time it becomes a subsidiary of a Supplier PMPA Entity; and the terms “incurred” and “incurrence” have meanings correlative to the foregoing.

“Indebtedness Currency” has the meaning set out in Section 11.6.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of “Financial Indebtedness”, or in respect of any guarantee or indemnity of such indebtedness if and to the extent only (i) and (j) are not closed-out and/or called and consequently constitute Financial Indebtedness.

“Independent Expert” has the meaning set out in paragraph (c) of Schedule G.

“Initial Affiliate Guarantees” has the meaning set out in Section 8.1.

“Initial LOM Plan” has the meaning set out in paragraph 15(b) of Schedule D.

“Insolvency Event” means, in relation to any person, any one or more of the following events or circumstances:

(a)         proceedings are commenced for the winding-up, liquidation or dissolution of it, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 60 days of the commencement of such proceedings;

(b)         a decree or order of a Governmental Authority is entered (i) adjudging it to be bankrupt or insolvent, or (ii) approving a petition seeking reorganization, arrangement or adjustment of or in respect of it under Applicable Law relating to bankruptcy, insolvency or relief of debtors;

(c)         (i) it makes an assignment for the benefit of its creditors, or petitions or applies to any Governmental Authority for the appointment of a receiver or trustee for itself or any substantial part of its property; or (ii) it commences for itself or acquiesces in or approves the filing or commencement against it by a creditor or other third party of any proceeding under any Applicable Law relating to bankruptcy, insolvency, reorganization, arrangement or readjustment of debt or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar person appointed with respect to it or any substantial portion of its property or assets;

(d)         a resolution is passed for the receivership, winding-up or liquidation of it; or

(e)         anything analogous or having a similar effect to an event listed in paragraphs (a) to (d) of this definition occurs in respect of that person, including, without limitation, in respect of Supplier, anything related to the ‘financial distress’, ‘business rescue’ or the adoption of a ‘business rescue plan’ (all as defined in the South African Companies Act No 71 of 2008.

“Investment Grade Rating Condition” means, with respect to any person, that such person has two or more of any of the following (each a “long-term credit rating”): (i) a rating of [***] by Standard and Poor’s Financial Services LLC (or its equivalent under any successor rating categories of Standard and Poor’s Financial Services LLC), (ii) a rating of [***] by Moody’s Investor Services, Inc. (or its equivalent under any successor rating categories of Moody’s Investor Services, Inc.), or (iii) a rating of [***] by Fitch Ratings, Inc. / Fitch Ratings, Ltd. (or its equivalent under any successor rating categories of Fitch Ratings, Inc. / Fitch Ratings, Ltd.).

“Judgment Currency” has the meaning set out in Section 11.6.

“LBMA” means the London Bullion Market Association.

“Leverage Ratio” has the meaning set out in Section 7.13(c).

“LOM Plan” (i) as of the date of this Agreement, means the Initial LOM Plan, and (ii) as of any subsequent date, the most recent life of mine plan delivered to Wheaton as contemplated by Section 6.1(b).

“Losses” of a Party means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise), including any Taxes payable in respect thereof, including the value or change in value of past, current or future required or expected deliveries of gold and palladium hereunder (including any decline in value of any gold and palladium that is not delivered when due), in connection with or in respect of any breach or default by the other Party. In determining the Losses suffered or incurred by Wheaton in connection with or relating to any future period in connection with (a) any claim in a proceeding in connection with an Insolvency Event where this Agreement is terminated, disclaimed or vested out, or (b) the termination of this Agreement pursuant to Section 10.2(b), such Losses shall include the Stream NPV, and the Parties hereby acknowledge and agree that such determination of Losses is intended to represent fair compensation for the Losses that may reasonably be anticipated in connection with or relating to any such future period.

“LPPM” means the London Platinum and Palladium Market.

“Material Adverse Event” means either of the following:

(a)         a failure by Supplier to comply in all material respects with its obligation to sell and deliver Refined Gold or Refined Palladium to Wheaton on the terms and conditions set forth in Sections 2.1(a) and 2.2(a) which is continuing for a period of six (6) consecutive months; or

(b)         the completion of any Transfer or Change of Control in breach of Sections 7.3,  7.5 or 12.13(b), other than where such breach is limited to a breach of any of Sections 7.6(a),  7.6(h),  7.7(a),  7.7(g),  7.8(c),  12.13(b)(i) or 12.13(b)(vi).

“Material Contract” means any contract or agreement in effect as of the date of this Agreement that has been entered into by a Supplier Group Entity (including any lease in respect of the patented and unpatented leasehold interests listed in Parts C and D of Schedule A) and that is material to the operation or ownership of the Mine or that would reasonably be expected to have an Adverse Impact if it was terminated or suspended or if any party thereto failed to perform its material obligations thereunder.

“Measurement Period” means each period of 12 months ending on each Measurement Date.

“Measurement Date” means the last day of each of the Supplier’s Financial Years, the last day of each of the Supplier’s Financial Half Years and the last day of each Financial Quarter.

“Metallurgical Complex” means any refinery or smelter owned or operated or both by any Supplier Group Entity and at which Minerals are processed, including the smelter and refinery located in Columbus, Montana as of the date of this Agreement.

“Mine” means the mining project commonly referred to as the Montana Mines (including the East Boulder Mine and the Stillwater Mine) and any other mine located on the Mining Properties, and the Project Assets, Mineral Processing Facilities and all associated assets and facilities operated on or near the Mining Properties in Montana, United States.

“Mine Data” has the meaning set out in paragraph 15 of Schedule D.

“Mineral Processing Facilities” means any mills, ore concentrators, refineries, smelters or other processing facilities situated on or in the vicinity of the Mining Properties, owned or operated or both by any Supplier Group Entity and at which Minerals are processed, including the facilities commonly referred to as the Stillwater Mill and the East Boulder Mill, and the Metallurgical Complex.

“Minerals” means any and all ore and metal bearing material or product in whatever form or state (including Produced Gold and Produced Palladium) that is mined, produced, extracted or otherwise recovered or derived from the Mining Properties, including any such material or product derived from any processing or reprocessing of any tailings, stockpiles, waste rock or other waste products originally derived from the Mining Properties, and including ore and any other products requiring further milling, processing, smelting, refining or other beneficiation of Minerals, including concentrates or doré bars.

“Mining Properties” means:

(a)         the real property, mining rights, tenements, concessions and other similar interests listed in Schedule A and/or shown on the map attached hereto as Part A of Schedule B, a higher resolution version of which map was posted as Document No. 1.13.0.2 entitled “Stillwater Complex with Claims and Topo-NAD83-03192018-CLAIM 4000 SCALE.pdf” in the Data Room;

(b)         whether created privately or through the actions of any Governmental Authority, any right, title or interest in any real property, mining right, tenement, concession or other similar interest held by a Supplier Group Entity in, to, under or over all or any portion of the area covered by paragraph (a) of this definition; and

(c)         any extension, renewal, replacement, conversion or substitution of any of the foregoing, but in each case without extending the area covered by the Mining Properties beyond the exterior boundaries of the area covered by the real property, mining rights, tenements, concessions and other similar interests listed in Schedule A as of the date hereof;

whether any of the foregoing is existing at, or acquired or obtained after, the date of this Agreement and including all plants, buildings, structures, improvements, appurtenances and fixtures located thereon or thereunder.

“Monthly Report” means a written report in relation to any calendar month detailing:

(a)         the tonnages and grades of ore mined, tonnages of reef waste mined and tonnages and grades of ore mined and stockpiled, from the Mining Properties (broken down between the East Boulder Mine, the Stillwater Mine (exclusive of the Blitz Project) and the Blitz Project) during such calendar month;

(b)         by Mineral Processing Facility, the tonnages and grades of ore, reef waste, slag and brick processed from the Mining Properties during such calendar month;

(c)         with respect to any Mineral Processing Facilities, the types of product produced (including concentrates, doré bars and filter cake), tonnages and grades during such calendar month and the resulting recoveries, including the metallurgical plant balances;

(d)         the number of ounces of gold and palladium contained in concentrate produced during such calendar month;

(e)         the tons and gold and palladium grade of concentrate delivered or shipped to the Metallurgical Complex or an Offtaker during such calendar month;

(f)         the tons of concentrate from the Mining Properties and tons of Secondary Material processed at the Metallurgical Complex during such calendar month, and recoveries of gold and palladium therefrom;

(g)         the tons and contained ounces of gold and palladium from the Mining Properties and Secondary Material contained in the top-blown rotary converter (TBRC) matte sent to the base metal refinery (BMR) within the Metallurgical Complex during such calendar month;

(h)         the pounds and gold and palladium grade of any product (including doré bars and filter cake) from the Mining Properties and Secondary Material contained in any Offtaker Delivery during such calendar month;

(i)          the number of ounces of gold and palladium from the Mining Properties and Secondary Material contained in each Offtaker Delivery in respect of which an Offtaker Payment was received during such calendar month, prior to any Offtaker Charges or payable rates;

(j)          the number of ounces of Payable Gold and Payable Palladium for such calendar month from the Mining Properties and Secondary Material, by Offtaker Delivery;

(k)         a reconciliation between paragraphs (i) and (j) of this definition, including details regarding payable rates and provisional percentages;

(l)          the tons and contained ounces of gold and palladium in all Secondary Material purchased during such calendar month;

(m)        details of stockpiles of product (tonnage, moisture content, grade and month of production) not yet subject to an Offtaker Delivery as of the end of such calendar month;

(n)         inventory of product in process (e.g. in tanks and thickeners) to the extent used in determining the metallurgical plant balances in paragraph (c) of this definition;

(o)         inventory for Minerals which have been delivered to an Offtaker, but for which an Offtaker Payment has not yet been made (or if made, no Refined Gold or Refined Palladium in respect thereof have yet been delivered to Wheaton);

(p)         a statement listing all invoices relating to Offtaker Payments, indicating whether provisional or final, and including (i) invoice number; (ii) lot designation; (iii) weights; (iv) gold and palladium grades of any product; (v) payable rates for gold and palladium; and (vi) Payable Gold and Payable Palladium, received during such calendar month;

(q)         the number of ounces of Payable Gold and Payable Palladium forecasted to be delivered in the following calendar month;

(r)         the most recent updates to any of (i) the annual production forecast for gold, platinum and palladium from the Mining Properties provided to Wheaton pursuant to Section 6.1(b)(i), (ii) the forecast amounts of Payable Gold and Payable Palladium provided to Wheaton pursuant to Section 6.1(b)(ii), or (iii) the list of related assumptions provided to Wheaton pursuant to Section 6.1(b)(iii), in each case to the extent that either such forecast or such list of assumptions has been updated by Supplier from the forecast or list of assumptions most recently provided to Wheaton; and

(s)         such other information in respect of gold and palladium as may be reasonably requested by Wheaton.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy.

“Offtake Agreement” means any  agreement, contract or other arrangement entered into by a Supplier Group Entity with an Offtaker pursuant to which there is (i) a sale of Minerals, (ii) a transfer of title to Minerals, (iii) a delivery of the entitlement to or the benefit of Minerals, or (iv) the smelting, refining or other beneficiation of Minerals by such Offtaker for the benefit of a Supplier Group Entity, in each case as the same may be supplemented, amended, restated or superseded from time to time.

“Offtake Requirement” means any requirement under Applicable Law, Tax or other requirement (other than an Offtake Agreement) pursuant to which there is (i) a sale of Minerals, (ii) a transfer of title to Minerals, (iii) a delivery of the entitlement to or the benefit of Minerals, or (iv) the smelting, refining or other beneficiation of Minerals by an Offtaker, in each case as the same may be supplemented, amended, restated or superseded from time to time.

“Offtaker” means any person that is not a Supplier Group Entity: (i) that purchases Minerals from a Supplier Group Entity; (ii) that is the recipient or transferee of title to Minerals or of the entitlement to or benefit of Minerals from a Supplier Group Entity (including where a Governmental Authority levies a Tax payable by way of delivery of Minerals or otherwise obtains Minerals from a Supplier Group Entity); or (iii) that takes delivery of Minerals for the purpose of smelting, refining or other beneficiation of such Minerals for the benefit of a Supplier Group Entity.

“Offtaker Charges” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, franchise fees, settlement charges, financing charges or price participation charges, or other charges, penalties or deductions that may be charged or levied by an Offtaker, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, a percentage or otherwise.

“Offtaker Delivery” means the delivery or Transfer of Produced Gold or Produced Palladium or title to or benefit of Produced Gold or Produced Palladium, in each case to an Offtaker that occurs either: (i) prior to the Effective Date where an Offtaker Payment is made in respect of such delivery or Transfer on or after the Effective Date, whether such Offtaker Payment relates to all or any portion of the Produced Gold or Produced Palladium contained in such Offtaker Delivery; or (ii) on or after the Effective Date.

“Offtaker Payment” means the receipt by a Supplier Group Entity of payment or other consideration (including any metal credits) from an Offtaker in respect of any Minerals in an Offtaker Delivery, or, if no such consideration is applicable, the delivery or Transfer of Minerals (or title to Minerals or the entitlement to or benefit of Minerals) to an Offtaker in an Offtaker Delivery; provided that with respect to Minerals in an Offtaker Delivery which are refined, smelted or otherwise beneficiated by an Offtaker on behalf of a Supplier Group Entity, “Offtaker Payment” includes the receipt by a Supplier Group Entity of any Refined Gold or Refined Palladium from an Offtaker.

“Other Minerals” means any ores, minerals or other products or materials (including recycled materials and including Secondary Material) containing any minerals mined, produced, extracted or otherwise recovered from properties or sources that are not, or do not constitute part of, the Mining Properties.

“Outside Completion Date” means December 31, 2024.

“Overdue Gold Ounces” means the balance from time to time, if any, of the number of ounces of Refined Gold that have not been delivered to Wheaton when due in accordance with this Agreement.

“Overdue Palladium Ounces” means the balance from time to time, if any, of the number of ounces of Refined Palladium that have not been delivered to Wheaton when due in accordance with this Agreement.

“Palladium Advance Payment” means a notional amount equal to $253 million of the Advance Payment, which amount relates to the value attributable to the Refined Palladium to be produced and delivered under this Agreement, and which will be notionally reduced from time to time by the same amount that the Advance Payment is reduced by under Section 2.4(b)(i) (or would have been reduced by under Section 2.4(b)(i) if not for the fact that the Advance Payment Reduction Date has occurred).

“Palladium Advance Payment Reduction Date” means the date on which the Palladium Advance Payment is notionally reduced to nil in the manner set out in the definition of “Palladium Advance Payment”.

“Palladium Entitlement Percentage” means:

(a)         4.5% from the Effective Date until the date which is the later of (A) the Palladium Advance Payment Reduction Date, and (B) the date that Wheaton has received 375,000 ounces of Refined Palladium under this Agreement;

(b)         2.25% from the later date determined in paragraph (a) of this definition until the Trigger Date; and

(c)         1.0% after the Trigger Date.

“Palladium Market Price”, as of any day, means the simple average of the daily per ounce LBMA Palladium Price (PM) in United States dollars as administered by the London Metal Exchange and quoted by the LBMA for Refined Palladium for the five trading days prior to such day (or the immediately preceding trading day if such day is not a trading day), provided that if for any reason, the LBMA is no longer in operation or the price of palladium is not confirmed, acknowledged by or quoted by the LBMA, the Palladium Market Price shall be determined by reference to the price of palladium on another commercial exchange mutually acceptable to the Parties, acting reasonably.

“Palladium Production Payment” means:

(a)         on or prior to the Advance Payment Reduction Date:

(i)    at all times while (A) the Investment Grade Rating Condition is satisfied by a Rated Entity, or (B) the Leverage Ratio is not greater than 3.50:1.00, 18%;

(ii)   at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***],  [***];

(iii)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***],  [***]; or

(iv)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***],  [***]; and

(b)         after the Advance Payment Reduction Date:

(i)    at all times while (A) the Investment Grade Rating Condition is satisfied by a Rated Entity, or (B) the Leverage Ratio is not greater than 3.50:1.00, 22%;

(ii)   at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***],  [***];

(iii)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***] but not greater than [***],  [***]; or

(iv)  at all times while the Investment Grade Rating Condition is not satisfied by a Rated Entity and the Leverage Ratio is greater than [***],  [***];

of the Palladium Market Price as of the day immediately prior to the applicable Time of Delivery. Any change in the Palladium Production Payment resulting from a change in the Leverage Ratio shall become effective as of and from the first day of the calendar month immediately following the calendar month in which the Compliance Certificate evidencing such change in the Leverage Ratio was delivered pursuant to Section 6.1(d).

“Palladium Purchase Price” has the meaning set out in Section 2.4(b).

“Parties” means the parties to this Agreement.

“Payable Gold” means 100% of the Produced Gold (prior to any Offtaker Charges) contained in any Offtaker Delivery multiplied by the payable percentage set out in Schedule I applicable to the form of Produced Gold comprising such Offtaker Delivery.

“Payable Palladium” means 100% of the Produced Palladium (prior to any Offtaker Charges) contained in any Offtaker Delivery multiplied by the payable percentage set out in Schedule I applicable to the form of Produced Palladium comprising such Offtaker Delivery, and further multiplied by the applicable Palladium Entitlement Percentage.

“Payment Default Notice” has the meaning set out in Section 10.3(a).

“Permitted Encumbrances” means, with respect to any Supplier Group Entity with respect to the Core Collateral:

(a)         pledges or deposits of cash or securities by such person under workers’ compensation laws, unemployment insurance laws, pension laws or similar legislation, or good faith deposits of cash or securities in connection with bids, tenders, contracts (other than for the payment of Financial Indebtedness) or deposits of cash or securities to secure public or statutory obligations, in each case incurred in the ordinary course of business;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Encumbrances and other similar Encumbrances imposed by Applicable Law, in each case, incurred in the ordinary course of business;

(c)         Encumbrances for taxes, assessments or other governmental charges not yet due or delinquent or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to IFRS have been made in respect thereof;

(d)         Encumbrances over cash collateral in favor of issuers of surety or performance bonds or letters of credit or similar instruments issued to secure performance obligations in the ordinary course of business;

(e)         Encumbrances resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

(f)         easements or other similar encumbrances on real property or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, minor defects, survey exceptions or irregularities in title and similar encumbrances) as to the use of real properties incurred in the ordinary course of business that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of any Supplier Group Entity;

(g)         judgment Encumbrances so long as such judgment is being contested in good faith by appropriate proceedings and as to which appropriate reserves required pursuant to IFRS have been made in respect thereof and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(h)         Encumbrances for the purpose of securing the payment of all or a part of Capitalized Lease Obligations or purchase money obligations provided that:

(i)    such Encumbrances relate solely to the assets acquired and any proceeds thereof; and

(ii)   the aggregate principal amount of Financial Indebtedness secured by such Encumbrances does not exceed the aggregate amount of $75,000,000;

(i)          Encumbrances arising solely by virtue of any statutory or common law provisions relating to rights of set off or combination of accounts as to deposit accounts or other funds maintained with a depositary institution; provided that:

(i)    such deposit account is not intended by any Supplier Group Entity to provide collateral to the depository institution; and

(ii)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Supplier in excess of those set forth by regulations promulgated by the United States Federal Reserve Board;

(j)          any netting or set-off arrangement entered into by any Supplier Group Entity (i) in the ordinary course of its banking arrangements pursuant to the standard terms and conditions of the applicable banking institution’s customary account documentation (but, for certainty, excluding term and/or revolving credit facilities with any financial institution) and (ii) pursuant to hedging arrangements in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business and not for speculative purposes, in each case, for the purpose of netting debit and credit balances;

(k)         Encumbrances arising from Uniform Commercial Code (or similar statutes in other jurisdictions) financing statement filings solely regarding operating leases entered into in the ordinary course of business;

(l)          Encumbrances set forth in Schedule J;

(m)        any ROFR Interest purchased by a third party in compliance with Section 7.11;

(n)         Encumbrances under industrial revenue, municipal or similar bonds in favour of public utilities or any municipalities or Governmental Authorities when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Supplier Group Entities;

(o)         Encumbrances in favour of a Governmental Authority in respect of any environmental bonds which any Supplier Group Entity is required to issue under any applicable environmental law;

(p)         the interest of a vendor or lessor under any conditional sale, hire purchase, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q)         Encumbrances on specific items of equipment or other goods and including any proceeds thereof where such equipment or goods are being acquired by any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such equipment or other goods;

(r)         Encumbrances on the Permitted Inventory and Related Collateral, supporting Financial Indebtedness not exceeding $150,000,000;

(s)         Encumbrances securing Financial Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(t)          a five percent (5%) net smelter return royalty in favour of Franco-Nevada Mining Corporation, Inc. over certain of the Mining Properties pursuant to: (i) a conveyance of royalty interest and agreement between the Current Owner, as grantor, and Schuller International, Inc., as grantee, dated October 1, 1993, as assigned pursuant to a conveyance of royalty interest and agreement between Schuller International, Inc. and Manville Mining Company dated November 1, 1993; (ii) a conveyance of royalty interest and agreement between the Current Owner, as grantor, and Manville Mining Company, as grantee, dated April 14, 1998; (iii) a deed of assignment of royalty interest between Manville Mining Company and Franco-Nevada Mining Corporation, Inc. dated April 14, 1998; (iv) an amendment to royalty conveyances between the Current Owner and Franco-Nevada Mining Corporation, Inc. dated April 1, 1999; and (v) a second amendment to royalty conveyances between the Current Owner and Franco-Nevada Mining Corporation, Inc. dated August 10, 2001;

(u)         a thirty-five one-hundredths of one percent (0.35%) net returns royalty in favour of certain members of the Mouat family, among others, over certain of the Mining Properties pursuant to: (i) a mining and processing agreement between certain members of the Mouat family, among others, as lessors, and Atlantic Richfield Company (acting through its division, Anaconda Minerals Company), as lessee, dated March 16, 1984; and (ii) a compromise of issues relating to mining and processing agreement between Stillwater Mining Company, a partnership, Chevron U.S.A. Inc. and Manville Mining Company, as partners of Stillwater Mining Company and in their own respective capacities, Schuller International, Inc. and certain members of the Mouat family, among others, dated October 9, 1992; and

(v)         any other Encumbrance as agreed by Wheaton in writing, including any Encumbrance granted in accordance with Section 7.12.

“Permitted Inventory and Related Collateral” means:

(a)         any inventory (including raw material), as-extracted material, in transit material, in process material, smelted material and refined material); and

(b)         products, proceeds or accounts receivable relating to the foregoing that, in each case, relates solely to Secondary Material.

“Permitted Refinancing Indebtedness” means any revolving credit facility that replaces, renews, repays or extends any revolving credit facility that is Existing Financial Indebtedness or that is incurred in compliance with this Agreement; provided that the relevant Supplier PMPA Entities shall only be able to draw down on such Permitted Refinancing Indebtedness where the Leverage Ratio threshold set forth in Section 7.13 is satisfied as of the time of any proposed drawdown.

“person” means and includes the Parties, individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Authorities or any other type of organization, whether or not a legal entity.

“PMPA Obligations” means all present and future debts, liabilities and obligations of Supplier, the Project Owner or both of them to Wheaton under or in connection with this Agreement.

“Preferred Stock” means as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Prime” means the greater of: (i) the variable annual reference rate of interest from time to time established by The Bank of Nova Scotia as its “US Base Rate” of interest for commercial loans in Canada denominated in United States dollars (provided that, if, for any reason, The Bank of Nova Scotia is no longer in operation then one of the three largest chartered Canadian banks (based on assets), at the sole discretion of Wheaton, shall be substituted therefor and this definition shall apply mutatis mutandis to such substitute bank); and (ii) 4% per annum.

“Produced Gold” means any and all gold in whatever form or state that is mined, produced, extracted or otherwise recovered or derived from the Mining Properties, including any gold derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including gold contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates, doré bars, filter cake and any other metal-bearing material.

“Produced Palladium” means any and all palladium in whatever form or state that is mined, produced, extracted or otherwise recovered or derived from the Mining Properties, including any palladium derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including palladium contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates, doré bars, filter cake and any other metal-bearing material.

“Produced Platinum” means any and all platinum in whatever form or state that is mined, produced, extracted or otherwise recovered or derived from the Mining Properties, including any platinum derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including platinum contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates, doré bars, filter cake and any other metal-bearing material.

“Project Assets” means the Mining Properties, the Mineral Processing Facilities and all other present and after-acquired real or personal property, used or acquired for use, by any Supplier Group Entity in connection with the Mine and includes, for the avoidance of doubt, the shares of the Project Owner.

“Project Finance Subsidiaries” means:

(a)         Sibanye Gold Eastern Operations Proprietary Limited (previously known as Southgold Exploration Proprietary Limited);

(b)         DRDGOLD Limited (if it has become a subsidiary of the Supplier and the Supplier notifies Wheaton in writing that it wishes to designate DRDGOLD Limited as a Project Finance Subsidiary): and

(c)         any other company or other entity (other than a Supplier PMPA Entity):

(i)    that since the date of this Agreement has not received distributions, loans, assets or guarantees from any member of the Supplier Group which in aggregate together with distributions, loans, assets and guarantees received by Project Finance Subsidiaries (other than DRDGOLD Limited) from any other member of the Supplier Group, exceeds five percent (5%) of Consolidated Tangible Net Worth at any time;

(ii)   whose sole business is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a project; and

(iii)  which, to the extent that such company or entity owes Financial Indebtedness to persons who are not members of the Supplier Group, has no creditors in respect of such Financial Indebtedness which have recourse in respect of such Financial Indebtedness to any other member of the Supplier Group other than that company or entity other than by way of security over shares in or pursuant to obligations owing by such company or entity to other members of the Supplier Group.

“Project Owner” means the Current Owner and any transferee of any of the Project Assets pursuant to Section 7.6, and their respective successors and permitted assigns and for greater certainty if there is more than one Project Owner, any reference to “Project Owner” in this Agreement shall include all such Project Owners.

“Public Entity” means any entity, a majority of the issued and outstanding voting securities of which are listed and posted for trading on a recognized stock exchange.

“Public Entity Supplier” means Supplier at a time when it is a Public Entity immediately prior to a Change of Control of Supplier as contemplated in Section 7.8.

“Rate of Exchange” has the meaning set out in Section 11.6.

“Rated Entity” has the meaning set out in Section 7.12.

“Receiving Party” has the meaning set out in Section 6.5(a).

“Refined Gold” means marketable metal-bearing material in the form of gold that is refined to standards meeting or exceeding prevailing industry standards for the sale of refined gold,

including the LBMA Good Delivery Rules, which as of the date hereof require a minimum acceptable fineness of 995 parts per 1,000 fine gold.

“Refined Palladium” means marketable metal-bearing material in the form of palladium refined to standards meeting or exceeding prevailing industry standards for the sale of refined palladium, including the LPPM Good Delivery Rules, which as of the date hereof requires a minimum acceptable fineness of 999.5 parts per 1,000 fine palladium.

“Reserves” means proven and probable mineral reserves (or their equivalent) as defined under any Approved Standard.

“Resources” means measured, indicated and inferred mineral resources (or their equivalent) as defined under any Approved Standard.

“Restricted Person” means any person that:

(a)         is named, identified, described in or on or included in or on any of:

(i)    the lists issued under Canadian economic sanctions and terrorism financing legislation, including the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and any regulations promulgated under the foregoing;

(ii)   the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)  the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv)  the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(v)   the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(vi)  any publicly available lists maintained under the Applicable Laws of Canada or the United States relating to anti-terrorism or anti-money laundering matters;

(b)         is subject to trade restrictions under any Applicable Laws of Canada or the United States, including:

(i)    the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada) and the Freezing Assets of Corrupt Foreign Officials Act (Canada);

(ii)   the International Emergency Economic Powers Act, 50 U.S.C.; or

(iii)  the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and

Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56;

(c)         is known, after reasonable inquiry, to be an Affiliate of a person referred to in paragraph (a) or (b) of this definition.

“ROFR Interest” means:

(a)         an entitlement to payment of any consideration measured, quantified or calculated based on, in whole or in part, any Produced Palladium or Produced Platinum which has been mined, extracted or otherwise recovered from the Mining Properties; or

(b)         an entitlement to purchase any Produced Palladium or Produced Platinum which has been mined, extracted or otherwise recovered from the Mining Properties;

in either case pursuant to an agreement with respect to or with reference to one or more of the matters referred to in (a) or (b) above, which agreement:

(c)         provides for a transaction structure that is similar in nature to this Agreement having a term of more than two years; or

(d)         does not provide for a transaction structure that is similar in nature to this Agreement, but has an economic impact that is similar to this Agreement (which includes a royalty interest payable on any Produced Palladium or Produced Platinum).

“ROFR Offer” has the meaning set out in Section 7.11(a).

“Secondary Material” means catalyst material containing platinum, palladium or other metals, originating from outside of the Mining Properties, treated at the Metallurgical Complex.

“SEDAR” means the System for Electronic Data Analysis and Retrieval maintained by the Canadian Securities Administrators.

“South Africa” means the Republic of South Africa.

“Stillwater Concentrator Upgrade” means the expansion and modification of the concentrator at the Stillwater Mill to achieve a design processing capacity of [***] tons of Minerals from the Stillwater Mine per annum.

“Stillwater Mine” means the platinum group metal mine located in Stillwater and Sweet Grass Counties, Montana in the United States of America, including the Blitz Project.

“Stream NPV” means, in connection with the determination of Losses suffered or incurred by Wheaton relating to any future period,  the estimated net present value of the Payable Gold and Payable Palladium that would have reasonably been expected to have become due to be delivered by Supplier to Wheaton from time to time hereunder and all other amounts that would have reasonably been expected to have become payable to Wheaton hereunder but for the event giving rise to the need to determine such Losses, less the cash payments (including the Advance Payment (to the extent not already paid by Wheaton) and all Gold Production Payments and Palladium Production Payments) that would have reasonably been expected to have become payable to Supplier by Wheaton from time to time with respect to such Payable Gold and Payable Palladium, all determined in accordance with Schedule G.  The Stream NPV shall be based on the principles, assumptions and procedures set forth in Schedule G.

“Subordination and Postponement of Claims” means a written subordination and postponement of claims delivered by a Supplier Group Entity (other than any Supplier PMPA Entity) in favour of and in form and substance satisfactory to Wheaton, acting reasonably, that from and after a Trigger Event, and until such Trigger Event is remedied, subordinates and postpones the payment of all such debts, liabilities and obligations owing by any Supplier PMPA Entity to such Supplier Group Entity to the payment in full of all debts, liabilities and obligations to Wheaton pursuant to this Agreement or any other agreement or instrument contemplated hereby.

“subsidiary” of a person means:

(a)         any other person in which such person is the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such other person, measured by voting power rather than number of shares; and

(b)         any other person controlled by such person.

“Supplier Event of Default” has the meaning set out in Section 10.1.

“Supplier Group Entity” means the Supplier PMPA Entities and each of their respective Affiliates, and “Supplier Group” means all of such entities collectively.

“Supplier PMPA Entity” means each of Supplier, SWC Holdco and the Project Owner.

“SWC Holdco” means Thor US Holdco Inc., a company existing under the laws of the State of Delaware and any transferee of any of the Capital Stock of the Project Owner or any other Project Assets held by SWC Holdco pursuant to Section 7.6, and their respective successors and permitted assigns.

“Tax” or “Taxes” means all taxes, assessments and other charges, duties, and impositions, including any interest, penalties, tax instalment payments or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes (including federal, provincial, and state income taxes), taxes imposed under Section 897 and 1445 of the United States Internal Revenue Code, minimum tax, non-resident withholding taxes, sales and use taxes, branch profit taxes, value added, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, land transfer taxes, asset or capital taxes, extraordinary income taxes, surface area taxes, property taxes, asset transfer taxes, and other charges and obligations of the same or of a similar nature to any of the foregoing.

“Third Party Agreement” has the meaning set out in Section 7.11(c).

“Third Party Offer” has the meaning set out in Section 7.11(a).

“Time of Delivery” has the meaning set out in Section 2.2(d).

“tons” means short tons with one ton being equal to 2,000 pounds.

“Transfer”, when used as a verb, means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including expropriation or other Transfer required or imposed by Applicable Law or any Governmental Authority, whether voluntary or involuntary), or to abandon, surrender or otherwise relinquish a right, title or interest, and when used as a noun has a corresponding meaning.

“Trigger Date” means the date which is the later of: (A) the Advance Payment Reduction Date; and (B) the date that Wheaton has received 550,000 ounces of Refined Palladium under this Agreement.

“Trigger Event” means any Supplier Event of Default or any event or circumstance which, with notice, the passage of time or both, would constitute a Supplier Event of Default.

“Valuation Certificate” has the meaning set out in paragraph (f) of Schedule G.

“Value Adjustment” has the meaning set out in Section 4.3(a).

“Vendor” has the meaning set out in Section 7.11(a).

“Wheaton Approved Transferee”, in respect of a Transfer or Change of Control, means an entity:

(a)         which is (i) incorporated in the United States or in another jurisdiction that is satisfactory to Wheaton, acting reasonably, for purposes of Section 7.6; or (ii) incorporated in the United States, South Africa, Canada, Australia, the United Kingdom and member countries of the European Union, or in another jurisdiction that is satisfactory to Wheaton, acting reasonably, for purposes of Section 7.7;

(b)         which has, or will have upon the completion of the relevant transaction, sufficient technical capabilities and financial resources to operate the Mine and comply with its obligations hereunder;

(c)         (i) which has (or an Affiliate of which that controls such entity has) a rating that satisfies two or more of the following: (A) rated BB by Standard and Poor’s Financial Services LLC, (B) rated Ba2 by Moody’s Investor Services, Inc., and (C) rated BB by Fitch Ratings, Inc. / Fitch Ratings, Ltd.; and in respect of which Transfer or Change of Control an Affiliate of such entity satisfying the condition set out in paragraph (c)(i) of this definition provides an Affiliate Guarantee in accordance with the terms of this Agreement; or (ii) which Wheaton agrees in its reasonable discretion has equivalent financial strength to an entity referred to in paragraph (c)(i) of this definition; and

(d)         which is not a Restricted Person.

“Wheaton Event of Default” has the meaning set out in Section 10.3.

“WPM” means Wheaton Precious Metals Corp., a company existing under the laws of the Province of Ontario, Canada.

“ZAR” means South African rand.

1.2        Interpretation

Where a Party covenants to: (i) ensure an action, event or circumstance occurs or exists, or does not occur or exist or (ii) cause an action, event or circumstance to occur, exist, not occur or not exist; such covenant shall not be reduced or limited in any manner even if such Party cannot control such action, event or circumstance, or cannot control a person who is able to control such action, event or circumstance.

1.3        Statutory References

Any reference in this Agreement to a statute refers to such statute and all regulations or rules promulgated thereunder from time to time, and any reference to a statute, regulation, rule or any provision contained therein shall be a reference to the statute, regulation, rule or provision as it may be amended, restated, re-enacted or replaced from time to time.

1.4        Cross-References, Headings, Etc.

References in this Agreement to any “Article”, “Section”, “paragraph”, “Schedule” or “definition” are to articles, sections and paragraphs of, schedules attached to, and definitions set out in, this Agreement, respectively. Headings of Articles and Sections of, and Schedules to, this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular Article, Section, paragraph, Schedule, definition or other portion hereof.

1.5        Construction

The Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.6        Plural, Gender

Unless the context otherwise requires, in this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.7        Days

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Pacific Standard Time) on the last day of the period.  If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Pacific Standard Time) on the next Business Day.

1.8        Dollar Amounts

Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to United States dollars.

ARTICLE 2

PURCHASE AND SALE

2.1        Purchase and Sale

(a)         Subject to the terms and conditions of this Agreement, with effect from and after the Effective Date, Supplier hereby agrees to sell to Wheaton, and Wheaton hereby agrees to purchase from Supplier from time to time: (i) an amount of Refined Gold equal to the Payable Gold, and (ii) an amount of Refined Palladium equal to the Payable Palladium, in each case free and clear of all Encumbrances.  For greater certainty, Payable Gold and Payable Palladium shall not be reduced for, and Wheaton shall not be responsible for, any Offtaker Charges, all of which shall be for the account of Supplier.

(b)         All deliveries to Wheaton of Refined Gold and Refined Palladium hereunder shall be in the form of metal credits. Supplier shall, and shall be obligated in terms of this Agreement to, acquire the amounts of Refined Gold and Refined Palladium to be sold and delivered by it to Wheaton hereunder: (i) to the extent reasonably practicable, from a Supplier Group Entity in the form of metal credits, and (ii) thereafter, to the extent that it is not reasonably practicable to acquire such amounts of metal credits from a Supplier Group Entity, from a bullion bank or other third party in the form of metal credits, provided that Supplier shall not sell and deliver to Wheaton any Refined Gold or Refined Palladium that has been directly or indirectly purchased on a commodities exchange. Supplier’s obligation to sell and deliver Refined Gold and Refined Palladium hereunder shall be solely to sell and deliver Refined Gold and Refined Palladium in a manner and in an amount determined in accordance with the terms of this Agreement.

(c)         Supplier shall, and shall be obligated in terms of this Agreement to, conclude one or more separate agreements or other arrangements to acquire Refined Gold and Refined Palladium in the form of metal credits from a Supplier Group Entity or any third party, which agreement shall be entered into in performance of its obligations set out in this Agreement to deliver Refined Gold and Refined Palladium in the form of metal credits to Wheaton.

2.2        Delivery Obligations

(a)         Within five Business Days following the end of each calendar month in which an Offtaker Payment is made, Supplier shall sell and deliver to Wheaton:

(i)    Refined Gold in an amount equal to the Payable Gold in the Offtaker Delivery to which such Offtaker Payment relates; and

(ii)   Refined Palladium in an amount equal to the Payable Palladium in the Offtaker Delivery to which such Offtaker Payment relates,

whether such Offtaker Payment relates to all or any portion of the Produced Gold and Produced Palladium contained in such Offtaker Delivery; provided that if in any calendar month, an Offtaker Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery, then:

(iii)  within five Business Days following the end of the calendar month in which the provisional Offtaker Payment is made, Supplier shall sell and deliver to Wheaton Refined Gold and Refined Palladium in an amount equal to (1) the percentage paid on a provisional basis, such percentage being equal to the total value of the payment or other consideration received by any Supplier Group Entity in respect of the Minerals contained in such Offtaker Delivery divided by the total value of the Minerals determined on a provisional basis (determined in accordance with the applicable Offtake Agreement or Offtake Requirement and after any Offtaker Charges other than deductions on account of the Offtaker Payment being made on a provisional basis) contained in such Offtaker Delivery, multiplied by (2) the Payable Gold and Payable Palladium, as applicable, contained in such Offtaker Delivery, all as supported by the documentation provided pursuant to Section 2.3 and in the applicable Monthly Report; and

(iv)  within five Business Days following the end of the calendar month in which the final settlement of the Offtaker Delivery is made with the Offtaker, Supplier shall sell and deliver to Wheaton Refined Gold and Refined Palladium in an amount, if positive, equal to the total Payable Gold and Payable Palladium in respect of such Offtaker Delivery determined pursuant to the final settlement, less the number of ounces of Refined Gold and Refined Palladium previously delivered to Wheaton in respect of such Offtaker Delivery pursuant to Section 2.2(a)(iii), as supported by the documentation provided pursuant to Section 2.3 and the applicable Monthly Report. If such difference is negative, then Supplier shall be entitled to set off and deduct such excess amount of Refined Gold or Refined Palladium from the next required deliveries of Refined Gold or Refined Palladium by Supplier to Wheaton under this Agreement, or if no such further deliveries are made during any of the three calendar months following the month in which such final settlement is made:

(A)        Wheaton shall, within five Business Days following the end of such third month, pay in cash the applicable Gold Market Price or Palladium Market Price in respect of such excess ounces delivered, calculated as of the day immediately prior to the Time of Delivery of such excess ounces, to the extent not already paid in cash pursuant to Section 2.4(a) or 2.4(b), as applicable; and

(B)        there shall be added to the uncredited balance of the Advance Payment any amount that was credited against the Advance Payment in partial payment of the Gold Purchase Price or Palladium Purchase Price in respect of such excess ounces delivered pursuant to Section 2.4(a)(i) or 2.4(b)(i), as applicable.

(b)         If Payable Gold or Payable Palladium required to be sold and delivered to Wheaton by Supplier pursuant to 2.2(a) contains a fraction of an ounce to be sold and delivered then such fraction of an ounce of Payable Gold or Payable Palladium, as applicable, shall be added to the next required delivery of Payable Gold or Payable Palladium, as applicable.

(c)         The obligations of the Parties set out in Sections 2.1(a) and 2.2(a) are conditional upon the satisfaction and fulfilment of the conditions set forth in Section 3.2(a) (or the waiver thereof by Wheaton) and Section 3.3(a) (or the waiver thereof by Supplier) on or before the Closing Date, as applicable.  Any Refined Gold and Refined Palladium that would have been sold and delivered by Supplier to Wheaton under Sections 2.1(a) and 2.2(a) in respect of Offtaker Deliveries made between the Effective Date and the Closing Date had such conditions been satisfied as of the Effective Date, shall be sold and delivered to Wheaton within five Business Days after the Closing Date.

(d)         Supplier shall sell and deliver to Wheaton all Refined Gold and Refined Palladium to be sold and delivered under this Agreement by way of credit to the unallocated metal account of Wheaton located in the United Kingdom or such other location(s) in North America or Europe as may be designated by Wheaton from time to time and acceptable to Supplier, acting reasonably.  Delivery of Refined Gold and Refined Palladium to Wheaton shall be deemed to have been made at the time such Refined Gold or Refined Palladium is credited to the designated unallocated metal account of Wheaton (the “Time of Delivery”). Title to, and risk of loss of, such Refined Gold and Refined Palladium shall pass from Supplier to Wheaton at the Time of Delivery.  All costs and expenses pertaining to each delivery of Refined Gold and Refined Palladium shall be borne by Supplier.

(e)         Supplier represents, warrants and covenants that, as of each Time of Delivery:

(i)    it is the legal and beneficial owner of the Refined Gold and Refined Palladium delivered and credited to the designated metal account of Wheaton pursuant to this Agreement;

(ii)   it has good, valid and marketable title to such Refined Gold and Refined Palladium; and

(iii)  such Refined Gold and Refined Palladium, is free and clear of all Encumbrances.

(f)         In the event Supplier is required to sell and deliver to Wheaton Refined Gold or Refined Palladium pursuant to Section 2.1 and Section 2.2 at a time when the final determination of Payable Gold or Payable Palladium to which an Offtaker Payment relates has not yet been made (including as a result of a Commingling Plan determination or calculation that is not yet final), Supplier shall deliver such Refined Gold and/or Refined Palladium based on its best estimate of the Payable Gold and/or Payable Palladium to which such Offtaker Payment relates and the Parties shall subsequently true up such amount in the next required deliveries of Refined Gold and/or Refined Palladium by Supplier to Wheaton under this Agreement, by means of an additional delivery or set off of Refined Gold and/or Refined Palladium, as the case may be, once such final determination has been made.

2.3        Invoicing

(a)         Supplier shall notify Wheaton in writing at least five Business Days before any delivery and credit to the designated metal account of Wheaton of:

(i)    the number of ounces of Refined Gold and Refined Palladium to be delivered and credited; and

(ii)   the estimated date and time of delivery and credit.

(b)         At the Time of Delivery, Supplier shall deliver to Wheaton an invoice setting out:

(i)    the number of ounces of Refined Gold and Refined Palladium so credited,

(ii)   the Gold Purchase Price or Palladium Purchase Price for such Refined Gold or Refined Palladium;

(iii)  prior to the Advance Payment Reduction Date, the calculation of the amount credited against the Advance Payment in respect of such Refined Gold and Refined Palladium; and

(iv)  the month in which the Produced Gold and Produced Palladium in respect of which the Offtaker Payment giving rise to the obligation to deliver such Refined Gold and Refined Palladium, was processed through the Mineral Processing Facilities.

2.4        Purchase Price

(a)         Wheaton shall pay to Supplier a purchase price for each ounce of Refined Gold sold and delivered by Supplier to Wheaton under this Agreement (the “Gold Purchase Price”) equal to:

(i)    on or prior to the Advance Payment Reduction Date, the Gold Market Price calculated as of the day immediately prior to the Time of Delivery; provided that an amount equal to the Gold Production Payment will be payable in cash and the difference between such Gold Market Price and the Gold Production Payment shall be payable by crediting such amount against the Advance Payment in order to reduce the uncredited balance of the Advance Payment until the uncredited balance of the Advance Payment has been credited and reduced to nil; and

(ii)   following the Advance Payment Reduction Date, the Gold Production Payment calculated as of the day immediately prior to the Time of Delivery, payable in cash.

(b)         Wheaton shall pay to Supplier a purchase price for each ounce of Refined Palladium sold and delivered by Supplier to Wheaton under this Agreement (the “Palladium Purchase Price”) equal to:

(i)    on or prior to the Advance Payment Reduction Date, the Palladium Market Price calculated as of the day immediately prior to the Time of Delivery; provided that an amount equal to the Palladium Production Payment will be payable in cash and the difference between such Palladium Market Price and the Palladium Production Payment shall be payable by crediting such amount against the Advance Payment in order to reduce the uncredited balance of the Advance Payment until the uncredited balance of the Advance Payment has been credited and reduced to nil; and

(ii)   following the Advance Payment Reduction Date, the Palladium Production Payment calculated as of the day immediately prior to the Time of Delivery, payable in cash.

2.5        Payment

Payment by Wheaton of the Gold Production Payment and the Palladium Production Payment for each delivery of Refined Gold and Refined Palladium shall be made promptly and in any event not later than five Business Days after the Time of Delivery and receipt of the documents set forth in Section 2.3(b).

2.6        Loss of Offtaker Delivery and Application of Insurance Proceeds

In the event of any total or partial loss of any Produced Gold or Produced Palladium including by way of loss, accident, theft or otherwise prior to the transfer of risk of loss of any such Produced Gold or Produced Palladium to an Offtaker that gives rise to a payment of insurance proceeds, (i) such payment, shall be allocated between such Supplier Group Entity and Wheaton in proportion to their respective interests therein, and (ii) the portion of such payment allocated to Wheaton shall be used to purchase Refined Gold and/or Refined Palladium for sale and delivery by Supplier to Wheaton, in the following manner:

(a)         the payment in respect of insurance proceeds shall be allocated between Produced Gold, Produced Palladium and other metals or minerals in proportion to the relative values ascribed to the Produced Gold, Produced Palladium and other metals and minerals in such shipment by the insurance payor;

(b)         the amount of Refined Gold deliverable by Supplier to Wheaton shall be determined by dividing the portion of such proceeds allocated to Produced Gold in accordance with Section 2.6(a) by the Gold Market Price as of the date that such proceeds were received by a Supplier Group Entity;

(c)         the amount of Refined Palladium deliverable by Supplier to Wheaton shall be determined by multiplying the portion of such proceeds allocated to Produced Palladium in accordance with Section 2.6(a) by the applicable Palladium Entitlement Percentage and dividing the product by the Palladium Market Price as of the date that such proceeds were received by a Supplier Group Entity; and

(d)         the amounts of Refined Gold and/or Refined Palladium determined in accordance with Sections 2.6(b) and 2.6(c) shall be delivered for sale by Supplier to Wheaton within five Business Days following the end of the calendar month in which such payment of insurance proceeds was received by a Supplier Group Entity and the provisions of this Article 2 shall apply to such  sale and delivery, mutatis mutandis.

ARTICLE 3

ADVANCE PAYMENT

3.1        Advance Payment

In consideration for the sale and delivery of Refined Gold and Refined Palladium under and pursuant to the terms of this Agreement, Wheaton hereby agrees to pay to Supplier on the Closing Date an advance payment in cash against the Gold Purchase Price and Palladium Purchase Price of US$500,000,000 (the “Advance Payment”) in accordance with the wire transfer instructions and bank account information provided by Supplier to Wheaton at least ten Business Days prior to the Closing Date. Notwithstanding any other provision of this Agreement, under no circumstances will Supplier be required to return or refund any portion of the Advance Payment to Wheaton. For greater certainty, if at the end of the term of this Agreement any amount of the Advance Payment remains outstanding and unapplied, such residual amount of the Advance  Payment shall be applied at the end of the term of this Agreement as additional purchase price for the Refined Gold or Refined Palladium already delivered by Supplier to Wheaton under this Agreement and shall under no circumstances be required to be repaid by Supplier.

3.2        Conditions Precedent to Payment of Advance Payment

(a)         The obligation of Wheaton to pay Supplier the Advance Payment shall be subject to the satisfaction and fulfillment of all of the following conditions on or prior to the Closing Date:

(i)    each Supplier PMPA Entity shall have delivered to Wheaton a current certificate of corporate status, good standing or compliance (or equivalent) for such Supplier PMPA Entity each issued by the relevant Governmental Authority;

(ii)   each Supplier PMPA Entity shall have executed and delivered to Wheaton a certificate of a director or senior officer of such entity, in form and substance satisfactory to Wheaton, acting reasonably, certifying copies of the constating documents of such Supplier PMPA Entity, the resolutions of the Board of Directors or other comparable authority of such Supplier PMPA Entity authorizing the execution, delivery and performance of this Agreement and the Initial Affiliate Guarantees, as applicable, and the transactions contemplated hereby and thereby, the names, positions and true signatures of the persons authorized to sign this Agreement and the Initial Affiliate Guarantees, as applicable, and such other matters pertaining to the transactions contemplated hereby as Wheaton may reasonably require;

(iii)  SWC Holdco and the Project Owner shall have executed and delivered the Initial Affiliate Guarantees;

(iv)  Wheaton shall have received favourable opinions dated as of the Closing Date, in form and substance satisfactory to Wheaton, acting reasonably, from external legal counsel to the Supplier PMPA Entities as to, among other things: (1) the legal status of the Supplier PMPA Entities; (2) the authority of the Supplier PMPA Entities to execute and deliver this Agreement and the Initial Affiliate Guarantees, as applicable, and the enforceability thereof against the Supplier PMPA Entities; and (3) the execution and delivery of this Agreement and the Initial Affiliate Guarantees, as applicable, by the Supplier PMPA Entities party thereto;

(v)   Supplier shall have executed and delivered to Wheaton a certificate of a director or senior officer of Supplier, in form and substance satisfactory to Wheaton, acting reasonably, certifying that, on and as of the Closing Date:

(A)        all of the representations and warranties made by each Supplier PMPA Entity pursuant to this Agreement and the Initial Affiliate Guarantees, as applicable, are true and correct in all material respects as of such date; and

(B)        none of the Supplier PMPA Entities are in breach or default of this Agreement or the Initial Affiliate Guarantees, as applicable, and no Trigger Event has occurred; and

(C)        all of the conditions in this Section 3.2(a) have been satisfied and fulfilled.

(b)         Each of the conditions set forth in Section 3.2(a) is for the exclusive benefit of Wheaton and may only be waived by Wheaton in its sole discretion. If the conditions set forth in Section 3.2(a) have not been satisfied on or before January 1, 2020, then Wheaton shall have the right to terminate this Agreement at any time thereafter upon written notice to Supplier without any liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.

3.3        Conditions Precedent in Favour of Supplier

(a)         The obligation of Supplier to perform its obligations under Article 2 and Article 5 shall be subject to the satisfaction and fulfillment of all of the following conditions on or prior to the Closing Date:

(i)    following the satisfaction or waiver of all conditions precedent in Section 3.2(a), Wheaton shall have paid to Supplier the Advance Payment in accordance with Section 3.1;

(ii)   Wheaton shall have delivered to Supplier a current certificate of corporate status, good standing or compliance (or equivalent) for Wheaton issued by the relevant Governmental Authority;

(iii)  Wheaton shall have executed and delivered to Supplier a certificate of a director or senior officer of Wheaton, in form and substance satisfactory to Supplier, acting reasonably, certifying copies of the constating documents of Wheaton, the resolutions of the Board of Directors or other comparable authority of Wheaton authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the names, positions and true signatures of the persons authorized to sign this Agreement, and such other matters pertaining to the transactions contemplated hereby as Supplier may reasonably require;

(iv)  Supplier shall have received favourable opinions dated as of the Closing Date, in form and substance satisfactory to Supplier, acting reasonably, from external legal counsel to Wheaton as to, among other things: (1) the legal status of Wheaton; (2) the authority of Wheaton to execute and deliver this Agreement and the enforceability thereof against Wheaton; and (3) the execution and delivery of this Agreement; and

(v)   Wheaton shall have executed and delivered to Supplier a certificate of a director or senior officer of Wheaton, in form and substance satisfactory to Supplier, acting reasonably, certifying that, on and as of the Closing Date:

(A)        all of the representations and warranties made by Wheaton pursuant to this Agreement are true and correct in all material respects as of such date;

(B)        Wheaton is not in breach or default of this Agreement; and

(C)        all of the conditions in this Section 3.3(a) have been satisfied and fulfilled.

(b)         Each of the conditions set forth in Section 3.3(a) is for the exclusive benefit of Supplier and may only be waived by Supplier in its sole discretion. If the conditions set forth in Section 3.3(a) have not been satisfied on or before January 1, 2020, then Supplier shall have the right to terminate this Agreement at any time thereafter upon written notice to Wheaton without any liability; provided that each Party shall continue to be liable for any breach of this Agreement that occurred prior to such termination.

3.4        Satisfaction of Conditions Precedent

Each Party shall use all reasonable commercial efforts and take all reasonable action as may be necessary or advisable to satisfy and fulfil all the conditions precedent set forth in this Article 3 as promptly as reasonably practicable.  The Parties will co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

3.5        Interest on Advance Payment

No interest shall be payable by Supplier on or with respect to the Advance Payment.  However, in the event that the Closing Date occurs later than the tenth (10th) Business Day following the date of this Agreement  as a result of a failure of a condition precedent set out in Section 3.3(a) to be satisfied which is within Wheaton’s control, the amount of the Advance Payment shall accrue interest for the benefit of Supplier during the period from such tenth (10th) Business Day to the Closing Date at an annual rate equal to the lesser of (i) Prime plus 8%, and (ii) the maximum lawful rate permitted by Applicable Law. Such interest shall be calculated and compounded monthly and paid on the Closing Date.

3.6        Use of Advance Payment

An amount equal the Advance Payment will be used by Supplier to finance expenditures to be incurred by Supplier during the term of this Agreement in fulfilling its contractual obligations as set out in Article 2 of this Agreement.

ARTICLE 4

CONSTRUCTION AND DEVELOPMENT OF BLITZ PROJECT AND COMPLETION TEST

4.1        Construction and Development Period

(a)         Supplier shall cause the Project Owner to use its commercially reasonable efforts to cause the construction and development of the Blitz Project to proceed in all material respects in accordance with the Blitz Development Plan. Supplier shall promptly notify Wheaton in writing of any material amendment or proposed material amendment to, or any material departure or proposed material departure from, the Blitz Development Plan.  Until Completion (or, if Completion is not achieved, until the Outside Completion Date), Supplier shall provide Wheaton with bi-annual progress reports not later than the twenty-first (21st) day following the end of each calendar half year, each such progress report setting out an update on the progress of the Blitz Project, including: (A) the amount of actual costs incurred (i) during such calendar half year and (ii) cumulatively from January 1, 2018 to the end of such calendar half year, and (B) the amount of costs estimated to be incurred compared to the Blitz Development Plan; in each case in respect of each of the Blitz Underground Development, the Blitz Surface Development and the Stillwater Concentrator Upgrade.

(b)         Except for any amendment to the Blitz Development Plan in respect of the proposed layout of the Blitz Underground Development (which amendment shall require the prior written consent of Wheaton, such consent not to be unreasonably withheld, conditioned or delayed), Supplier may, and may cause the Project Owner to, amend the Blitz Development Plan in any respect without the prior written consent of Wheaton.

4.2        Completion Targets

(a)         Supplier shall cause the Project Owner to notify Wheaton in writing promptly:

(i)    following the achievement of completion of items (i) through (iii) of the definition of “Blitz Underground Development” on or prior to [***], and completion of item (iv) of the definition of “Blitz Underground Development” on or prior to [***] (collectively, “Completion Target No. 1”);

(ii)   following the achievement of completion of the Blitz Surface Development on or prior to [***] (“Completion Target No. 2”); and

(iii)  as soon as practical, and in any event at least ten (10) Business Days prior to the commencement of any test undertaken to determine completion of the Stillwater Concentrator Upgrade, as to be evidenced by the processing of an average of not less than [***] per day through the concentrator at the Stillwater Mill for a period of forty-five (45) consecutive days to be conducted prior to [***] (“Completion Target No. 3”), where [***] will be monitored for the purpose of determining whether Completion Target No. 3 has been achieved.  [***].  Wheaton shall be entitled to have representatives present during such test in accordance with Section 6.4. Supplier shall cause the Project Owner to notify Wheaton in writing promptly following the achievement of Completion Target No. 3.

(b)         Concurrently with any notice given to Wheaton of the achievement of any Completion Target pursuant to Section 4.2(a), and in any event within ten (10) Business Days following the achievement of any Completion Target, Supplier shall deliver or cause to be delivered to Wheaton a certificate signed by a director or senior officer of the Project Owner (a “Completion Certificate”) certifying: (i) that such Completion Target has been achieved; (ii) in the case of Completion Target No. 3, [***]; and (iii) copies or extracts from the Books and Records supporting the achievement of such Completion Target. Such Completion Target shall be deemed to have been achieved on the date of the relevant Completion Certificate unless Wheaton delivers to Supplier within thirty (30) days of its receipt of such Completion Certificate a written notice that it has reasonable grounds for believing such Completion Target has not been achieved, in which case the matter will be determined in accordance with the provisions of Section 10.9.

(c)         If Completion Target No. 3 is not achieved [***], Supplier shall deliver or cause to be delivered to Wheaton a certificate signed by a director or senior officer of the Project Owner certifying: (i) that Completion Target No. 3 was not achieved [***]; (ii) [***]; and (iii) copies or extracts from the Books and Records supporting the non-achievement of Completion Target No. 3 [***].

4.3        Failure to Achieve Completion

(a)         In the event that any Completion Target is not achieved on or prior to the relevant date for achievement thereof provided for in Section 4.2(a), then Supplier shall pay to Wheaton, in cash, the amount, if any, determined pursuant to the following formula (the “Value Adjustment”):

where:

Oz2E = aggregate ounces of palladium and platinum contained in concentrate produced by the Stillwater Mill from Minerals mined, produced, extracted or otherwise recovered or derived from the Blitz Properties during the Completion Period, measured in ounces (subject to a maximum of 300,000 ounces); and

OzAu = aggregate ounces of gold that is equivalent to the number of ounces of palladium and platinum contained in Oz2E multiplied by 0.0153 (or such other ratio as may be agreed between the Parties, using actual mining data derived from the date of this Agreement to May 1, 2022), measured in ounces (subject to a maximum of 5,000 ounces);

provided that, notwithstanding the foregoing, if both (i) Oz2E exceeds 270,000 ounces, and (ii) OzAu exceeds 4,500 ounces, then Completion will be deemed to have been achieved and no Value Adjustment will be payable. For purposes of the foregoing formula, production from the Stillwater Mill will be measured over the nineteen (19) month period from June 1, 2022 through December 31, 2023, and the period of six (6) consecutive calendar months in which palladium and platinum contained in concentrate produced by the Stillwater Mill from Minerals mined, produced, extracted or otherwise recovered or derived from the Blitz Properties was the highest during such nineteen (19) month period, annualized as if such level of production were maintained over twelve (12) months, will be deemed to constitute the “Completion Period”.  Supplier shall deliver or cause to be delivered to Wheaton a certificate signed by a director or senior officer of the Project Owner certifying: (i) the six month period constituting the Completion Period; (ii) the production of palladium and platinum contained in concentrate produced by the Stillwater Mill from Minerals mined, produced, extracted or otherwise recovered or derived from the Blitz Properties during each month of such six month period; (ii) the Value Adjustment calculation; and (iii) copies or extracts from the Books and Records supporting such production and calculation.

(b)         The Value Adjustment shall be paid by Supplier as follows:

(i)    if either Completion Target No. 2 has not been achieved on or prior to [***], or Completion Target No. 3 has not been achieved on or prior to [***], Supplier shall pay the Value Adjustment not later than February 15, 2024; or

(ii)   if both Completion Target No. 2 and Completion Target No. 3 are achieved, but Completion Target No. 1 is not achieved, Supplier shall pay the Value Adjustment not later than February 15, 2025.

(c)         The Parties hereby acknowledge and agree that: (i) it would be impracticable and extremely difficult to fix the actual damages to Wheaton resulting in connection with or relating to future periods as a result of the non-achievement of any Completion Target; (ii) the Value Adjustment is in the nature of liquidated damages, is not a penalty, and is fair and reasonable; and (iii) the Value Adjustment represents a reasonable estimate of fair compensation for the diminution in the value of Wheaton’s benefit under this Agreement resulting from the non-achievement of any such Completion Target in connection with or relating to such future periods.

ARTICLE 5

TERM

5.1        Term

The term of this Agreement shall commence on the date hereof and, subject to Sections 3.2(b),  3.3(b), and 10.2(b), shall continue until the date that is 40 years after the Effective Date.  Wheaton may terminate this Agreement at the end of such initial term by providing Supplier, prior to the expiry of such initial term, with written notice of its intention to terminate. If Wheaton has not provided such notice prior to the expiry of such initial term, then this Agreement shall continue in full force and effect for successive ten year periods unless and until Wheaton provides prior written notice to Supplier terminating this Agreement at the end of the then current term; provided that if there has been no active mining operations at the Mining Properties during the entirety of any subsequent term, this Agreement shall automatically terminate at the end of the then applicable term.

5.2        Uncredited Advance Payment

For greater certainty, upon expiration of the term of this Agreement, Wheaton will not be entitled to a return or refund of any uncredited Advance Payment.

ARTICLE 6

REPORTING; BOOKS AND RECORDS

6.1        Reporting Requirements

(a)         Supplier shall deliver to Wheaton a Monthly Report on or before the twenty-first (21st) day after the last day of each calendar month, commencing in respect of the month of July 2018.

(b)         Promptly after the life of mine plan for the Mine is presented to the Board of Directors of any Supplier Group Entity, and in any event at least once every 12 months, and promptly whenever an update to any such life of mine plan is adopted by management of any Supplier Group Entity, Supplier shall provide to Wheaton such life of mine plan or updated life of mine plan, as applicable, including:

(i)    the annual production forecast for gold, platinum and palladium from the Mining Properties during the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(ii)   the amounts of Payable Gold and Payable Palladium as forecast for the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(iii)  a list of assumptions used in developing the forecasts referred to in Sections 6.1(b)(i) and 6.1(b)(ii), including the types, tonnages, gold and palladium grade and gold and palladium recoveries of ore from the Mining Properties and the operating costs and assumed sustaining capital during the applicable forecast period in the case of the production forecast referred to in Section 6.1(b)(i); and

(iv)  a statement setting out the gold and palladium Reserves and Resources for the Mine and the assumptions used prepared in accordance with mining industry best practices and compliant with an Approved Standard.

(c)         Supplier shall notify and consult with Wheaton regarding any matter concerning the Mining Properties that has or is reasonably likely to have an Adverse Impact.  Supplier shall seek to comply with this Section 6.1(c), to the extent reasonably possible, prior to any public announcement regarding the matter.

(d)         Supplier shall deliver to Wheaton a Compliance Certificate setting out (in reasonable detail) computations as to the Leverage Ratio as at each Measurement Date:

(i)    within 120 days after the end of each of its Financial Years;

(ii)   within 60 days after the end of each of its Financial Half Years; and

(iii)  within 60 days of the end of each Financial Quarter ending on 31 March or 30 September.

6.2        Books and Records

Supplier shall keep, and shall cause the Project Owner to keep, true, complete and accurate Books and Records reasonably needed to confirm compliance with the terms and conditions of this Agreement, including the determination of Payable Gold and Payable Palladium and whether Completion or any Completion Target has been achieved, and to the extent required by Applicable Law and/or consistent with applicable requirements and accepted practices in the international mining industry. Supplier shall, and shall cause the Project Owner to, provide copies to Wheaton of such Books and Records upon request from Wheaton and permit Wheaton and its authorized representatives and agents to perform audits, reviews and other examinations of such Books and Records from time to time, at reasonable times and upon reasonable notice, and at Wheaton’s sole risk and expense, solely for the purpose of enabling Wheaton to confirm compliance with the terms and conditions of this Agreement, including the determination of the Payable Gold and Payable Palladium and whether Completion or any Completion Target has been achieved.

6.3        Technical Reports

Supplier shall, and shall cause the Project Owner to, prepare technical reports on the Mining Properties in compliance with an Approved Standard as and when required by Applicable Law as applicable to the Supplier PMPA Entities.  Supplier shall provide, or cause to be provided by the Project Owner, to Wheaton an advance draft copy of any technical report on the Mining Properties prepared in compliance with an Approved Standard before it is publicly filed or announced, and in any event not less than five Business Days before it is so filed or announced.  If the Mining Properties constitute a “material property” of Wheaton, WPM or any of their Affiliates for purposes of NI 43-101, at the written request of Wheaton and at Wheaton’s cost, Supplier shall use, and shall cause the Project Owner to use, commercially reasonable efforts to provide to Wheaton:

(a)         qualified persons consents, qualified persons certificates or other technical data, records or information pertaining to the Mining Properties in the possession or control of any Supplier Group Entity;

(b)         copies of any technical report and, if such technical report (or any excerpts therefrom or information contained therein) is required by Applicable Law to be publicly filed or disclosed by Wheaton or WPM, cause the authors of such technical report to have such technical report addressed directly to Wheaton and WPM; and

(c)         such other scientific and technical information as Wheaton may reasonably request to facilitate compliance with Wheaton’s and WPM’s disclosure obligations under Applicable Law.

6.4        Inspections

Subject at all times to the workplace rules and supervision of the Project Owner, and provided any inspections do not interfere with any exploration, development, mining or processing work conducted on the Mining Properties, Supplier shall allow, and shall cause the Project Owner to allow, Wheaton and its authorized representatives and agents, at reasonable times and upon reasonable notice, and at Wheaton’s sole risk and expense, to physically inspect the Books and Records, the Mining Properties and the Mineral Processing Facilities, in each case to monitor Supplier’s and the Project Owner’s mining and processing operations on the Mining Properties, to confirm compliance with the terms and conditions of this Agreement, to confirm whether Completion or any Completion Target has been achieved, to prepare technical reports as necessary for Wheaton or WPM to comply with their disclosure obligations under Applicable Law, and to otherwise monitor and review mining and processing operations. Wheaton (i) shall be solely responsible for any injuries to, or losses suffered by, Wheaton and its representatives or agents while visiting the Mining Properties unless such injuries or losses are caused by the negligence or wilful misconduct of a Supplier Group Entity or its representatives or agents, and (ii) agrees to indemnify and save the Supplier Group Entities and their respective directors, officers, employees, representatives and agents harmless from and against any and all losses suffered or incurred by any of them as a result of the actions of Wheaton or its representatives or agents during any such visit except to the extent that such losses arise from the negligence or wilful misconduct of an indemnified person.

6.5        Confidentiality

(a)         Each Party agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates and its and their employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, the terms and conditions of this Agreement or any information (whether written, oral or in electronic format) received or reviewed by such Party (a “Receiving Party”) from any other Party, its Affiliates or its or their employees, officers, directors, advisors, agents or representatives (a “Disclosing Party”) as a result of or in connection with this Agreement or pursuant to the non-disclosure agreement dated July 18, 2017 between Supplier and WPM (“Confidential Information”), except in the following circumstances:

(i)    a Receiving Party may disclose Confidential Information to its professional advisors, including its auditors, legal counsel, lenders, brokers, underwriters and investment bankers and prospective financing or acquisition parties, provided that such persons are advised of the confidential nature of the Confidential Information, and instructed to maintain the confidentiality of the Confidential Information;

(ii)   subject to Sections 6.5(c) and 12.8, a Receiving Party may disclose Confidential Information where that disclosure is necessary to comply with Applicable Law, court order or regulatory request or where the Receiving Party determines, acting reasonably, that such disclosure is necessary in connection with litigation to which such Receiving Party or any of its Affiliates is party, provided that such disclosure shall be limited to only that Confidential Information reasonably determined by the Receiving Party to be required to be disclosed and that the Receiving Party shall have availed itself of the full benefit of any Applicable Laws or protective remedies, to the extent applicable, as to disclosure on a confidential basis to which it may be entitled including, to the extent permitted by Applicable Laws, redacting all proprietary, structural or other Confidential Information of the Disclosing Party prior to making such disclosure and, where reasonably practicable, only after providing a copy of such proposed disclosure to the Disclosing Party;

(iii)  a Receiving Party may disclose Confidential Information where such information is already public knowledge other than by a breach of the confidentiality terms of this Agreement, or is known by the Receiving Party prior to the entry into of this Agreement, or is obtained independently of this Agreement and the source of such information is not known by the Receiving Party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the Confidential Information by a contractual, legal or fiduciary obligation;

(iv)  with the prior written approval of the Disclosing Party; and

(v)   a Receiving Party may disclose Confidential Information to those of its and its Affiliates’ directors, officers, employees and agents who need to have knowledge of the Confidential Information.

(b)         Each Party shall ensure that its and its Affiliates’ employees, directors, officers and agents and those persons listed in Section 6.5(a)(i) are made aware of, and comply with the provisions of, this Section 6.5.  Each Party shall be liable to the other Party for any improper use or disclosure of Confidential Information by such persons. In addition, each Party has the right to pursue causes of action or other acts against such persons.

(c)         If a Party or any of its Affiliates is required to file a copy of this Agreement in any public registry, filing system or depository, including SEDAR or EDGAR, in order to comply with Applicable Law, it shall notify the other Parties of such requirement within two Business Days of the date of this Agreement, and the Parties shall consult with each other with respect to any proposed redactions to this Agreement in compliance with such Applicable Laws before it is filed in any such registry, filing system or depository.

ARTICLE 7

COVENANTS

7.1        Conduct of Operations

(a)         Supplier shall cause the Project Owner and each of its applicable Affiliates to carry out and perform all mining operations and activities pertaining to or in respect of the Mine, the Mining Properties and the Mineral Processing Facilities in a commercially prudent manner and in all material respects (i) in accordance with all Applicable Laws, including but not limited to the Corruption of Foreign Public Officials Act (Canada), and the Approvals of any Governmental Authority necessary for the operation of the Mine, and (ii) in accordance with good mining, processing, engineering and environmental practices prevailing in the mining industry.  Supplier shall cause the Project Owner to, comply in all material respects with the World Gold Council Conflict-Free Gold Standard, as it may be supplemented, amended, restated, modified or superseded from time to time, with respect to all operations at the Mining Properties. In addition, Supplier shall, and shall cause the Project Owner to, ensure that all cut-off grade, short term mine planning, long term mine planning and production decisions concerning the Mining Properties, determinations of Reserves and Resources, all Mineral marketing and sales (including the terms and conditions of any Offtake Agreements entered into after the date of this Agreement), all decisions with respect to exploration and all other decisions concerning the operation of the Mining Properties are based on gold and palladium prices typical of normal industry practice and on the assumption that the Project Owner is receiving payment for all gold and palladium produced at the Mining Properties at market prices (and not, with respect to Payable Gold and Payable Palladium, the Gold Purchase Price or Palladium Purchase Price), without regard to the financial impact of this Agreement. Supplier shall cause the Project Owner and each of its applicable Affiliates to, continue to observe all practices and procedures in use as of the date of this Agreement, or such other procedures as may be adopted by the Project Owner in accordance with good processing, engineering and environmental practices prevailing in the mining industry, for the processing of gold from the Mining Properties through the Mineral Processing Facilities.

(b)         Without limiting the generality of Section 7.1(a), the Project Owner shall be permitted to amend the LOM Plan at any time and from time to time in its sole discretion, provided that it is acting in a commercially prudent manner and consistent with accepted mining practice.  For the avoidance of doubt, subject to Section 7.1(a), nothing in this Agreement shall restrict or prevent the Project Owner from placing the Mine, or any portion thereof, on care and maintenance or from ceasing or suspending operations at any time and from time to time when the Project Owner determines that it is reasonable or fiscally prudent to do so (without regard to the financial impact of this Agreement).

7.2        Processing/Commingling

(a)         Supplier shall cause the Project Owner to process all Minerals through the Mineral Processing Facilities until such time as they form part of an Offtaker Delivery.

(b)         Supplier shall cause the Project Owner to not process Other Minerals through the Mineral Processing Facilities in priority to or in place of, or commingle Other Minerals with, any Minerals unless Supplier and Wheaton shall have agreed on a method, formula or plan satisfactory to both of them, acting reasonably, with respect to the division of gold and palladium from other properties or sources and gold and palladium from the Mining Properties for purposes of determining the quantum of Payable Gold and Payable Palladium and such other matters related or incidental thereto (including any particular Books and Records to be maintained and any specific compensation for Losses resulting from such processing of Other Minerals) (a “Commingling Plan”). The initial Commingling Plan, to which the Parties hereby confirm their agreement, is attached as Schedule H to this Agreement.

(c)         In addition to and without limiting Section 7.2(b):

(i)    Supplier shall, and shall cause the Project Owner to, adopt and employ reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors, to ensure the division of gold and palladium from Minerals from gold and palladium from Other Minerals for the purposes of determining the quantum of Produced Gold and Produced Palladium (which practices and procedures shall be in accordance with sound mining, processing, engineering and environmental practices prevailing in the mining industry and shall be at least as good as the practices and procedures adopted for the primary metal in the applicable product being produced);

(ii)   Supplier shall, and shall cause the Project Owner to, keep appropriate Books and Records in this regard, which shall be subject to audit, review and other examination by Wheaton and its authorized representatives and agents in accordance with Section 6.2;

(iii)  in no event shall any such practices or procedures referred to in Section 7.2(c)(i) adopted and employed by Supplier or the Project Owner for purposes of this Agreement result in less Produced Gold or Produced Palladium than is determined by the practices and procedures adopted and employed by any Supplier Group Entity for its own and for any other determination of gold and palladium content in such Minerals; and

(iv)  Supplier shall consult with Wheaton and act in a commercially reasonable manner to modify such practices and procedures referred to in Section 7.2(c)(i) adopted and employed by Supplier or the Project Owner for purposes of this Agreement (including those set out in a Commingling Plan), if Wheaton determines, acting reasonably, that there is a more accurate, objective or formulaic methodology or procedure, or if any of such practices or procedures results in inaccuracy, bias or a unreasonable degree of variability, in the determination of gold and palladium from Minerals versus gold and palladium from Other Minerals.

7.3        Preservation of Corporate Existence

(a)         Supplier shall do all things necessary or advisable to maintain its corporate existence.  Supplier shall maintain an office (or other fixed place of business) in South Africa through which the business related to this Agreement is carried on, and shall not carry on the business of performing this Agreement through any office (or other fixed place of business), agent with authority to negotiate or conclude contracts on behalf of Supplier, or employee in any other jurisdiction.  Supplier shall be resident in South Africa for Tax purposes and shall not become a resident in Canada for Tax purposes pursuant to the Income Tax Act (Canada) or have residency in any other country.

(b)         Supplier shall cause the Project Owner to do all things necessary or advisable to maintain its corporate existence and remain a corporation created or organized under the laws of Delaware and not become a resident in Canada for Tax purposes pursuant to the Income Tax Act (Canada).

(c)         Without limiting Sections 7.5 or 12.13(b) or any other provision of this Agreement, Supplier shall not consolidate, amalgamate with, or merge with or into, Transfer all or substantially all of its assets to, or reorganize, reincorporate or reconstitute into or as another entity, or continue to any other jurisdiction or consummate a similar corporate event unless: (i) at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, continuance or similar corporate event, the resulting, surviving or transferee entity assumes in favour of Wheaton all the obligations of Supplier under this Agreement and any security agreements and intercreditor agreements entered into in relation to Core Collateral pursuant to Section 7.12 to which Supplier is a party, if applicable, pursuant to one or more written agreements in form and substance satisfactory to Wheaton, acting reasonably; and (ii) such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, continuance or other corporate event would not reasonably be expected to increase any Tax payable by Wheaton, or increase the potential for any Tax to become payable by Wheaton, unless the amount of any such additional Tax actually or potentially payable by

Wheaton is not material and would be reduced to nil after giving effect to the provisions of Section 11.2.  Supplier shall provide thirty (30) days prior written notice to Wheaton of the details of any such proposed consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, continuance or other corporate event referred to in this Section 7.3(c).

7.4        Insurance

(a)         Supplier shall maintain (or shall cause the Project Owner to maintain) with reputable insurance companies, insurance (including business interruption insurance) with respect to the Project Assets and the operations of the Project Owner conducted on and in respect of the Mine against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations, which shall include insurance on each shipment of Minerals from the Mine until risk of loss for such shipment has been transferred to an Offtaker.

(b)         Supplier shall, upon the written request of Wheaton, furnish to Wheaton a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Supplier or Project Owner in accordance with Section 7.4(a). Supplier shall, upon the written request of Wheaton, provide Wheaton with copies of all insurance policies as in effect from time to time relating to the Mining Properties.

(c)         Supplier shall not at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be maintained hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

7.5        Transfers

Except as permitted by Sections 7.6,  7.7,  7.8 and 7.10(b) or with the prior written consent of Wheaton, such consent not to be unreasonably withheld, conditioned or delayed, Supplier shall not:

(a)         permit, suffer or allow the Project Owner to Transfer, in whole or in part, or otherwise cease to hold all beneficial and legal title to any of, the Mining Properties or Mineral Processing Facilities or any right, title or interest therein; or

(b)         agree to, or enter into any agreement, arrangement or other transaction with any person that would cause, or otherwise allow or permit to occur, a Change of Control of Supplier or the Project Owner.

7.6        Permitted Transfers

The matters and actions set forth in Section 7.5(a) are permitted in connection with a Transfer of the Mining Properties or Mineral Processing Facilities to a transferee if:

(a)         Supplier shall have provided Wheaton with at least thirty (30) days prior written notice of the details of the proposed Transfer;

(b)         such transferee is a Wheaton Approved Transferee;

(c)         the Project Owner shall have Transferred all but not less than all of the Project Assets in existence as of the date of such Transfer to such transferee;

(d)         either: (i) Supplier transfers and assigns its rights and obligations under this Agreement to (A) the transferee or (B) an Affiliate of the transferee, in each case concurrently with any such Transfer, and the transferee or such Affiliate, as the case may be, assumes in favour of Wheaton all of Supplier’s obligations under this Agreement pursuant to a written agreement in form and substance satisfactory to Wheaton, acting reasonably (and in connection with such Transfer Supplier shall be released from any obligations hereunder arising after the date of such Transfer); or (ii) such transferee or an Affiliate of such transferee acquires control of Supplier concurrently with such Transfer;

(e)         either (i) the transferee, if such person is not controlled by any other person, or (ii) in any other case, the Affiliate which controls the transferee which Affiliate is not controlled by any other person, executes and delivers an Affiliate Guarantee;

(f)         each of:

(i)    the person that directly controls the transferee; and

(ii)   the person referred to in paragraph (c) of the definition of Wheaton Approved Transferee;

executes and delivers an Affiliate Guarantee and, except in the circumstance of Section 7.6(d)(i)(A), the transferee executes and delivers an Affiliate Guarantee;

(g)         the transferee and the Affiliates of the transferee grant the same Encumbrances over the Core Collateral in favour of Wheaton as are contemplated by Section 7.12(b), if applicable;

(h)         the transferee and any Affiliates of the transferee, as applicable, comply with the conditions set forth in Section 3.2(a) mutatis mutandis, including in respect of such Transfer, the transferee and the Affiliates of the transferee, any assignment under Section 7.6(d)(i), any Affiliate Guarantee under Sections 7.6(e) and 7.6(f) and any Encumbrance under Section 7.6(g);

(i)          such Transfer and any other Transfers, actions and steps undertaken in connection with, or in relation to, such Transfer, including those required by this Section 7.6, would not be reasonably expected to:

(i)    have an Adverse Impact (where, for the purposes of this Section 7.6(i), the reference to “Supplier” in paragraph (d) of the definition of “Adverse Impact” shall instead refer to the transferee or its Affiliate which will assume in favour of Wheaton all of Supplier’s obligations under this Agreement pursuant to Section 7.6(d)); or

(ii)   increase any Tax payable by Wheaton, or increase the potential for any Tax to become payable by Wheaton, unless the amount of any such additional Tax actually or potentially payable by Wheaton is not material and would be reduced to nil after giving effect to the provisions of Section 11.2; and

(j)          no Trigger Event has occurred that is continuing or will occur in connection with such Transfer or any other actions and steps undertaken in connection with, or in relation to, such Transfer, including those required by this Section 7.6.

Upon the completion of a Transfer of the Mining Properties or Mineral Processing Facilities to a transferee in accordance with this Section 7.6, the Initial Affiliate Guarantees executed and delivered by each of SWC Holdco and the Project Owner pursuant to Section 8.1, and any additional Affiliate Guarantee provided by a Guarantor pursuant to this Agreement (for greater certainty, excluding any Affiliate Guarantee delivered in connection with such Transfer or delivered by a Guarantor that is, following such Transfer, an Affiliate of the transferee), shall be terminated, and Wheaton shall deliver an irrevocable release in favour of each of such Guarantors in respect of any obligations under such Initial Affiliate Guarantees or additional Affiliate Guarantees, as the case may be, arising after the date of such Transfer.

7.7        Permitted Change of Control of Project Owner or Non-Public Entity Supplier

The matters and actions set forth in Section 7.5(b) are permitted in connection with a Change of Control of the Project Owner, or Supplier at a time when Supplier is not a Public Entity, if:

(a)         Supplier shall have provided Wheaton with at least thirty (30) days prior written notice of the details of the proposed Change of Control;

(b)         the person acquiring control of the Project Owner or Supplier, as the case may be, is a Wheaton Approved Transferee;

(c)         in the case of a Change of Control of the Project Owner, either: (i) Supplier transfers and assigns its rights and obligations under this Agreement to the person acquiring control of the Project Owner, or an Affiliate of such person, in each case concurrently with any such Change of Control, and such person or such Affiliate, as the case may be, assumes in favour of Wheaton all of Supplier’s obligations under this Agreement pursuant to a written agreement in form and substance satisfactory to Wheaton, acting reasonably (and in connection with such Transfer Supplier shall be released from any obligations hereunder arising after the date of such Transfer); or (ii) the person acquiring control of the Project Owner, or an Affiliate of such person, also acquires control of Supplier in accordance with the terms of this Agreement, including this Section 7.7, concurrently with any such Change of Control;

(d)         in the case of a Change of Control of Supplier at a time when Supplier is not a Public Entity, the person acquiring control of Supplier, or an Affiliate of such person, also acquires control of the Project Owner in accordance with the terms of this Agreement, including this Section 7.7, concurrently with any such Change of Control;

(e)         each of the following occurs:

(i)    either (A) the person acquiring control of the Project Owner (and, if applicable, Supplier), if such person is not controlled by any other person, or (B) in any other case, the Affiliate which controls such person which Affiliate is not controlled by any other person, executes and delivers an Affiliate Guarantee;

(ii)   the person that, immediately following the completion of such Change of Control, directly controls the Project Owner (if such person is not SWC Holdco) executes and delivers an Affiliate Guarantee; and

(iii)  the person referred to in paragraph (c) of the definition of Wheaton Approved Transferee executes and delivers an Affiliate Guarantee;

(f)         the person acquiring control of the Project Owner (and, if applicable, Supplier) and the Affiliates of such person grant the same Encumbrances over the Core Collateral in favour of Wheaton as are contemplated by Section 7.12(b), if applicable;

(g)         the person acquiring control of the Project Owner (and, if applicable, Supplier) and any Affiliates of such person, as applicable, comply with the conditions set forth in Section 3.2(a) mutatis mutandis, including in respect of the Change of Control, the person acquiring such control and the Affiliates of such person, as applicable, any assignment under Section 7.7(c)(i), if applicable, any Affiliate Guarantee under Section 7.7(e) and any Encumbrance under Section 7.7(f);

(h)         such Change of Control and any other actions and steps undertaken in connection with, or in relation to, such Change of Control, including those required by this Section 7.7, would not be reasonably expected to:

(i)    have an Adverse Impact (where, for the purposes of this Section 7.7, the reference to “Supplier” in paragraph (d) of the definition of “Adverse Impact” shall instead refer to the person acquiring control of the Project Owner); or

(ii)   increase any Tax payable by Wheaton, or increase the potential for any Tax to become payable by Wheaton, unless the amount of any such additional Tax actually or potentially payable by Wheaton is not material and would be reduced to nil after giving effect to the provisions of Section 11.2;

(i)          the Project Owner confirms and agrees in favour of Wheaton that its obligations under its Affiliate Guarantee continue in full force and effect despite such Change of Control; and

(j)          no Trigger Event has occurred that is continuing or will occur in connection with such Change of Control or any other actions and steps undertaken in connection with, or in relation to, such Change of Control, including those required by this Section 7.7.

Upon the completion of a Change of Control of the Project Owner or Supplier in accordance with this Section 7.7 in which the person acquiring control of the Project Owner or Supplier, as the case may be, or an Affiliate of such person, does not acquire control of SWC Holdco or any other Guarantor, the Initial Affiliate Guarantee executed and delivered by SWC Holdco pursuant to Section 8.1, and any additional Affiliate Guarantee provided by any such other Guarantor (for greater certainty, excluding any Affiliate Guarantee delivered or confirmed in connection with such Transfer or delivered by a Guarantor that is, following such Change of Control, an Affiliate of the person acquiring control of the Project Owner (and, if applicable, Supplier), shall be terminated, and Wheaton shall deliver an irrevocable release in favour of SWC Holdco and each such other Guarantor in respect of any obligations under SWC Holdco’s Initial Affiliate Guarantee or such additional Affiliate Guarantees, as the case may be, arising after the date of such Change of Control.

7.8        Permitted Change of Control of Public Entity Supplier

The matters and actions set forth in Section 7.5(b) are permitted in connection with a Change of Control of a Public Entity Supplier if:

(a)         either (i) the Acquiror, if the Acquiror is not controlled by any other person, or (ii) in any other case, the Affiliate that controls the Acquiror which Affiliate is not controlled by any other person, executes and delivers, contemporaneously with such Change of Control or within 10 Business Days thereafter, an Affiliate Guarantee;

(b)         the Acquiror or any of its Affiliates also acquires control of the Project Owner in accordance with the terms of this Agreement, including Section 7.7, concurrently with any such Change of Control;

(c)         the Acquiror and any of its Affiliates, as applicable, comply with the conditions set forth in Section 3.2(a) mutatis mutandis, including in respect the Affiliate Guarantee under Section 7.8(a), contemporaneously with such Change of Control or within 10 Business Days thereafter; and

(d)         the Acquiror is not a Restricted Person.

7.9        Offtake Agreements

(a)         Supplier shall cause all terms and conditions relating to gold and palladium, to the extent affecting Wheaton’s rights, entitlements and benefits under this Agreement (including the timing of Offtaker Payments, timing of the transfer of title and risk to Offtakers and timing of sales to Offtakers, in respect of gold and palladium but excluding any terms or conditions setting out payable gold and palladium rates, pricing or Offtaker Charges), of any Offtake Agreement to:

(i)    be bona fide and on commercially reasonable arm’s length terms and conditions prevailing in the market for concentrates or other products similar in form, make-up and quality to those derived from the Mining Properties;

(ii)   contain splitting limits for gold not greater than [***], provided that if Supplier determines, acting reasonably, that circumstances exist such that the splitting limits for gold set out in any Offtake Agreement need to be greater than such level, then the Parties will negotiate in good faith, each acting reasonably, with a view to agreeing upon a higher level for such limits; and

(iii)  otherwise be on substantially the same terms and conditions relating to gold and palladium as the terms and conditions relating to the primary metal, if the primary metal is neither gold nor palladium.

(b)         Supplier shall provide a copy of any Offtake Agreement and reasonable details of any Offtake Requirement to Wheaton upon request from time to time; provided that for any Offtake Agreements entered into prior to the date of this Agreement, the name of the applicable Offtaker and any other identifying information in each such Offtake Agreement may be redacted if the Project Owner (or such other applicable Supplier PMPA Entity) is subject to confidentiality restrictions with respect thereto under the terms of such Offtake Agreement.

(c)         Supplier shall take commercially reasonable steps to enforce, and shall cause each Supplier Group Entity that is a party to an Offtake Agreement or is bound by an Offtake Requirement to take commercially reasonable steps to enforce, its rights and remedies under such Offtake Agreement or Offtake Requirement with respect to any breaches of the terms or conditions thereof relating to gold and palladium.  Supplier shall notify Wheaton in writing when any such dispute arising out of or in connection with any such Offtake Agreement or Offtake Requirement is commenced and shall permit Wheaton to participate in the process of addressing such dispute, at Wheaton’s cost and expense, and shall provide Wheaton with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel, as the case may be, with respect to such dispute.

7.10      Project Assets

Supplier shall cause the Project Owner to:

(a)         subject to Sections 7.5,  7.6,  7.8 and 7.10(b), be the only legal and beneficial owner of the Project Assets, and ensure that no other person holds or acquires any ownership right, title or interest in or to the Project Assets other than pursuant to:

(i)    Encumbrances on such Project Assets not prohibited by Section 7.12, or any Transfer of such Project Assets pursuant thereto;

(ii)   subject to Section 7.11, any sales of Minerals;

(iii)  any Transfers by the Project Owner of obsolete, worn out or no longer useful property of the Project Owner, whether now owned or hereafter acquired;

(iv)  any Transfer of equipment by the Project Owner to the extent the value of such property disposed of in any one calendar year does not exceed 5% of the total value of all of the assets of the Project Owner; and

(v)   any Transfer of any equipment by the Project Owner in the ordinary course of business and consistent with good practice standards then prevailing in the mining industry provided that such Transfer commences following the end of the life of the Mine as determined by the then-current LOM Plan and mining operations have ceased;

(b)         keep the Mining Properties in good standing; provided that the Project Owner shall be entitled to abandon, surrender, relinquish or let lapse any of the Mining Properties if the Project Owner shall have determined, acting commercially reasonably, that it is no longer economical to mine the Minerals from the Mining Properties that it proposes to abandon, surrender, relinquish or let lapse, without regard to the financial impact of this Agreement; and

(c)         keep the Approvals necessary to operate the Mine in all material respects in good standing and continue to have all rights and benefits thereunder.

7.11      Wheaton Right of First Refusal

(a)         If any Supplier Group Entity (the “Vendor”) receives a definitive offer from a third party that would be binding upon acceptance by the Vendor, to purchase a ROFR Interest (a “Third Party Offer”), and the Vendor is willing to accept that Third Party Offer, then Supplier shall cause the Vendor, by notice in writing delivered to Wheaton, to offer to sell all, but not less than all, of the ROFR Interest so sought to be purchased by the third party under the Third Party Offer to Wheaton at the same price and otherwise upon the same terms and conditions as are contained in the Third Party Offer, and to provide to Wheaton the best available information that any Supplier Group Entity has in its possession or within its control with respect to the ROFR Interest (including any information provided to the third party) (the “ROFR Offer”); provided that, if the Third

Party Offer includes non-cash consideration that is personal to the third party (including shares of the third party), then Wheaton shall be entitled to replace such non-cash consideration with cash or non-cash consideration that is personal to Wheaton (including shares of WPM) with the same or greater value, liquidity and marketability as the third party’s non-cash consideration; and further provided that, if the Third Party Offer includes or is conditional upon the purchase of any asset other than a ROFR Interest from Vendor, then the ROFR Offer shall similarly include such other assets.

(b)         Wheaton may, within thirty (30) days from the date of delivery of the ROFR Offer, accept the ROFR Offer by notice in writing delivered to the Vendor, in which event it shall then become a binding agreement of purchase and sale between Wheaton and the Vendor at the price and upon the terms and conditions contained in the ROFR Offer; provided that within such thirty (30) day period:

(i)    Wheaton may request that the terms and conditions contained in the ROFR Offer be amended to require that palladium and platinum sales and deliveries be made to Wheaton pursuant to a transaction structure substantially similar to the transaction structure contemplated by this Agreement (including the use of non-Canadian entities and non-U.S. entities as being the counterparties required to deliver palladium and platinum to Wheaton) rather than as contemplated in the ROFR Offer (the “ROFR Offer Amendments”); provided that such ROFR Offer Amendments shall not adversely change the economic substance of the amended ROFR Offer as compared to the Third Party Offer;

(ii)   in such event, Wheaton and the Vendor will (and Supplier shall cause the Vendor to) negotiate, each acting reasonably and in good faith, with a view to agreeing upon the ROFR Offer Amendments, which shall not be binding on either Wheaton or the Vendor until agreed in an instrument in writing, provided that the ultimate decision of the Vendor to accept or reject any or all of the ROFR Offer Amendments shall be made in the Vendor’s sole discretion, acting reasonably; and

(iii)  for greater certainty, Wheaton may elect at any time to withdraw its request for the ROFR Offer Amendments and accept the ROFR Offer at any time within such thirty (30) day period.

(c)         If Wheaton does not accept the ROFR Offer, or if Wheaton requests the ROFR Offer Amendments and Wheaton and the Vendor have not agreed in writing upon such amendments, in each case within the thirty (30) day period, then the Vendor shall be free to sell all (but not less than all) of such ROFR Interest to the applicable third party pursuant to the Third Party Offer.  If the Vendor and the third party have not entered into a binding, written agreement pertaining to all (but not less than all) of such ROFR Interest (the “Third Party Agreement”) within thirty (30) days following the expiry of the thirty (30) day period set forth in Section 7.11(b), then Supplier and the Vendor shall again be required to comply with the terms of this Agreement with respect to that Third Party Offer before selling the ROFR Interest that is the subject to the Third Party Offer to a third party.  Supplier shall provide Wheaton with a copy of the Third Party Agreement promptly once it is executed and delivered.

(d)         For the avoidance of doubt:

(i)    this Section 7.11 is intended to apply, mutatis mutandis, to any offer made by a Vendor to any third party to sell a ROFR Interest, with such changes as are necessary to make this Section 7.11 applicable thereto;

(ii)   a Vendor shall be entitled at any time to negotiate with any third party the terms upon which such third party may purchase a ROFR Interest, provided that before such terms are accepted, the Vendor complies with this Section 7.11; and

(iii)  this Section 7.11 shall not apply to any: (A) palladium and platinum forward sales or options or other palladium or platinum sales or palladium or platinum loans to a financial institution or bullion bank not engaging in the business of streaming or royalty transactions; (B) a royalty that is based on revenues, net profits or similar concepts on all minerals from the Mining Properties, under which royalty palladium and platinum are treated no differently than other minerals and palladium and platinum represents less than 25% of the value of such royalty; or (C) public offerings of securities that are backed by palladium or platinum, paid in palladium or platinum, priced based on palladium or platinum prices or have payment obligations based on palladium or platinum prices.

7.12      Encumbrances

At any time prior to the Trigger Date that the Investment Grade Rating Condition is not satisfied by either (i) Supplier, or (ii) any Guarantor which controls the Project Owner and Supplier and which has provided an Affiliate Guarantee in accordance with Section 7.7(e)(i) or Section 7.8(a) (in each case, a “Rated Entity”), Supplier shall not, and shall cause each Supplier Group Entity to not, grant or allow to exist any Financial Encumbrance in respect of all or any of the Core Collateral in favour of a third party other than Wheaton or any of its Affiliates, other than:

(a)         Permitted Encumbrances; and

(b)         Financial Encumbrances where in each case: (i) Wheaton is provided with the same Financial Encumbrance over such Core Collateral as such third party; (ii) Wheaton and the third party holder of such Financial Encumbrance enter into an intercreditor agreement on terms satisfactory to Wheaton, acting reasonably, which shall include provisions addressing the priority of Wheaton and such third party’s interests; and (iii) the Supplier Group Entity granting such Financial Encumbrance and the third party holder of such Financial Encumbrance comply with the conditions set forth in Section 3.2(a) mutatis mutandis, including in respect of any security agreement giving effect to such Financial Encumbrance and such intercreditor agreement.

Despite the foregoing, any Encumbrance granted by a Supplier Group Entity in compliance with this Section 7.12 at a time when the Rated Entity satisfies the Investment Grade Rating Condition, shall not thereafter become prohibited by this Section 7.12 as a result of the Investment Grade Rating Condition ceasing to be satisfied by the Rated Entity in the future; provided that any such Encumbrance shall not be permitted to secure Financial Indebtedness which is incurred or for which a person becomes liable, at a time when the Investment Grade Rating Condition is not satisfied by Rated Entity (including for greater certainty additional drawdowns under any revolving or other existing Financial Indebtedness at a time when the Investment Grade Rating Condition is not satisfied by the Rated Entity).

7.13      Indebtedness

At any time prior to the Advance Payment Reduction Date that the Investment Grade Rating Condition is not satisfied by a Rated Entity:

(a)         Supplier shall cause each Supplier PMPA Entity to not incur or become liable for any Financial Indebtedness, other than:

(i)    Financial Indebtedness owing to any other Supplier Group Entity provided that such Financial Indebtedness is subject to a Subordination and Postponement of Claims in favour of Wheaton; and

(ii)   Permitted Refinancing Indebtedness; and

(b)         Supplier shall cause each Supplier PMPA Entity to not guarantee, indemnify, act as co-obligor or otherwise assume any responsibility or obligation in respect of any Financial Indebtedness, other than:

(i)    debts and obligations of Supplier under this Agreement; and

(ii)   Financial Indebtedness that is permitted under Section 7.13(a);

unless, on the date thereof and after giving pro forma effect thereto:

(c)         the ratio of Consolidated Net Borrowings as of the date such Financial Indebtedness is incurred to Consolidated EBITDA in respect of the Measurement Period ending on the most recent preceding Measurement Date (the “Leverage Ratio”) does not exceed 3.50:1.00; or

(d)         the Leverage Ratio does not exceed 4.50:1.00 and, in respect of this Section 7.13(d):

(i)    prior to incurring such Financial Indebtedness, one or more Affiliate Guarantees are executed and delivered by one or more Supplier Group Entities in favour of Wheaton such that the aggregate EBITDA of the Guarantors on a non-consolidated basis in respect of the Measurement Period ending on the most recent preceding Measurement Date is greater than or equal to eighty-five percent (85%) of Consolidated EBITDA in respect of the Measurement Period ending on the most recent preceding Measurement Date; and

(ii)   Supplier shall cause each such Guarantor to comply with the following requirements concurrently with the delivery of the applicable Affiliate Guarantee:

(A)        each such Guarantor shall deliver to Wheaton a current certificate of corporate status, good standing or compliance (or equivalent) for such Guarantor, issued by the relevant Governmental Authority;

(B)        each such Guarantor shall execute and deliver to Wheaton a certificate of a director or senior officer of such Guarantor, in form and substance satisfactory to Wheaton, acting reasonably, certifying copies of the constating documents of such Guarantor, the resolutions of the Board of Directors or other comparable authority of such Guarantor authorizing the execution, delivery and performance of the Affiliate Guarantee, and the transactions contemplated thereby, the names, positions and true signatures of the persons authorized to sign the Affiliate Guarantee, and such other matters pertaining to the transactions contemplated hereby as Wheaton may reasonably require; and

(C)        Wheaton shall have received favourable opinions, in form and substance satisfactory to Wheaton, acting reasonably, from external legal counsel to such Guarantor as to, among other things: (1) the legal status of such Guarantor; (2) the authority of such Guarantor to execute and deliver the Affiliate Guarantee, and the enforceability thereof against such Guarantor; and (3) the execution and delivery of the Affiliate Guarantee by such Guarantor.

For purposes of calculating the Leverage Ratio, (1) EBITDA shall be calculated by reference to the Financial Statements of the applicable Guarantor, (2) Consolidated EBITDA shall be calculated by reference to the Financial Statements of the Supplier or, where another entity controls the Project Owner and Supplier, such other entity and (3) Consolidated Net Borrowings shall be calculated as the amount of Consolidated Net Borrowings specified in the Financial Statements of the Supplier or, where another entity controls the Project Owner and Supplier, such other entity, adjusted for  any Indebtedness for Borrowed Money incurred, prepaid or repaid since the date of the most recently completed Measurement Period (including, for the avoidance of doubt, adjustments as a result of a change to the cash position at the end of such Measurement Period due to any prepayment or repayment of Indebtedness for Borrowed Money occurring after such Measurement Period).

7.14      Wheaton Change of Control

During the term of this Agreement, Wheaton shall ensure that neither it nor any of its Affiliates shall enter into any agreement, arrangement or transaction with any person that would cause, or otherwise allow or permit to occur, a direct or indirect Change of Control of Wheaton, if the person acquiring such control of Wheaton is a Restricted Person.

7.15      Financial Indebtedness Owing to Supplier Group Entities

From and after the Closing Date, Supplier shall cause each Supplier PMPA Entity to not incur, become liable for or permit to exist any Financial Indebtedness owing by such Supplier PMPA Entity to any Supplier Group Entity (other than a Supplier PMPA Entity) unless and except if such Financial Indebtedness is subject to a Subordination and Postponement of Claims in favour of Wheaton.

ARTICLE 8

INITIAL AFFILIATE GUARANTEES

8.1        Initial Affiliate Guarantees

The Parties acknowledge that concurrently with the execution and delivery of this Agreement on the date hereof, Supplier has caused the Current Owner and SWC Holdco to execute and deliver guarantees in favour of Wheaton which guarantee the payment and performance, when due, of all of the PMPA Obligations (the “Initial Affiliate Guarantees”).

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1        Representations and Warranties of Supplier

Supplier, acknowledging that Wheaton is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to Wheaton set forth in Schedule D as of the date hereof.

9.2        Representations and Warranties of Wheaton

Wheaton, acknowledging that Supplier is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to Supplier set forth in Schedule E as of the date hereof.

9.3        Survival of Representations and Warranties

The representations and warranties of the Parties set forth herein pursuant to Sections 9.1 and 9.2 shall survive the execution and delivery of this Agreement.

9.4        Non Mitigation of Representations and Warranties

The right to indemnification, payment, reimbursement, or other remedy based upon any representation, warrant, covenant, or obligation herein will not be affected by any investigation or due diligence conducted or any knowledge acquired, or any knowledge that could have been acquired, at any time, whether before or after the execution and delivery of this Agreement or the Effective Date, with respect to the accuracy or inaccuracy of, or default, breach, non-performance or compliance with, such representation, warranty, covenant, or obligation.

9.5        Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Supplier (or Wheaton), it shall be deemed to refer to the actual knowledge of any director or officer of any Supplier PMPA Entity (or Wheaton and WPM, as applicable), and all knowledge which any such person would have if such person made due enquiry into the relevant subject matter having regard to the role and responsibilities of such person as a director or officer of any Supplier PMPA Entity (or Wheaton and WPM, as applicable).

ARTICLE 10

DEFAULTS AND DISPUTES

10.1      Supplier Events of Default

Each of the following events or circumstances constitutes an event of default with respect to Supplier (each, a “Supplier Event of Default”):

(a)         Supplier fails to sell and deliver Refined Gold or Refined Palladium to Wheaton on the terms and conditions set forth in this Agreement within ten (10) Business Days of receipt of notice from Wheaton notifying Supplier of such default;

(b)         any Guarantor is in breach or default of any of its representations, warranties, covenants or obligations set forth in the Affiliate Guarantee executed and delivered by it in any material respect, provided that any such breach or default in the performance of a guarantee of any covenant or obligation of Supplier in this Agreement that is subject to a cure period shall be subject to the same cure period as applies to the underlying covenant or obligation of Supplier in this Agreement;

(c)         any Supplier PMPA Entity is in breach or default of any of its representations, warranties, covenants or obligations set forth in this Agreement or in any security agreement entered into in accordance with Section 7.12(b) in any material respect (other than a breach or default of the covenants and obligations referenced in Sections 10.1(a) and 10.1(b)), and, except in respect of breaches or defaults of any covenants or obligations set forth in Sections 7.3,  7.5,  7.12,  7.13 or 12.13(b), which for greater certainty shall have no cure period, such breach or default is not remedied within 30 days following delivery by Wheaton to Supplier of written notice of such breach or default, or such longer period of time as Wheaton may determine in its sole discretion;

(d)         the Project Owner does not observe and perform any covenant or obligation that Supplier is required to cause the Project Owner to observe or perform under this Agreement or that otherwise relates to the Project Owner (including the occurrence or existence of a fact, change, or event with respect to the Project Owner contrary to the terms of this Agreement), in any material respect, and such non-observance or non-performance is not remedied within a period of 30 days following delivery by Wheaton to Supplier of written notice of such non-observance or non-performance, or such longer period of time as Wheaton may determine in its sole discretion; and

(e)         upon the occurrence of an Insolvency Event or an Enforcement Event affecting a Supplier PMPA Entity.

10.2      Wheaton Remedies

If a Supplier Event of Default occurs and is continuing, Wheaton shall have the right, upon written notice to Supplier, at its option and in addition to and not in substitution for any other remedies available under Applicable Law, to take any or all of the following actions:

(a)         demand all amounts, and all deliveries of Overdue Gold Ounces and Overdue Palladium Ounces, due from Supplier to Wheaton but not yet paid or delivered, including Losses pursuant to Section 10.5 (but excluding any Stream NPV), and set off any such amount in accordance with Section 11.5;

(b)         terminate this Agreement by written notice to Supplier and, without limiting Section 10.2(a), demand all Losses suffered or incurred as a result of the occurrence of such Supplier Event of Default and termination;

(c)         bring an action for specific performance; and

(d)         in the event of any Transfer in breach of Sections 7.3,  7.5 or 12.13(b), take all steps available under Applicable Law to have such Transfer declared null and void,

provided that Wheaton shall have no right to the remedies set out in Section 10.2(b) unless and until the occurrence and continuance of such Supplier Event of Default results in a Material Adverse Event.

10.3      Wheaton Event of Default

Each of the following events or circumstances constitutes an event of default with respect to Wheaton (each, a “Wheaton Event of Default”):

(a)         Wheaton fails to pay for Refined Gold or Refined Palladium on the terms and conditions set forth in this Agreement within ten Business Days of receipt of notice from Supplier notifying Wheaton of such default (the “Payment Default Notice”); and

(b)         Wheaton is in breach or default of any of its representations, warranties, covenants or obligations set forth in this Agreement in any material respect (other than a breach or default of the covenants and obligations referenced in Section 10.3(a)), and, except in respect of breaches or defaults of any covenants or obligations set forth in Sections 7.14 or 12.13(c), which for greater certainty shall have no cure period, such breach or default is not remedied within 30 days following delivery by Supplier to Wheaton of written notice of such breach or default, or such longer period of time as Supplier may determine in its sole discretion.

10.4      Supplier Remedies

If a Wheaton Event of Default occurs and is continuing, Supplier shall have the right, upon written notice to Wheaton, at its option and in addition to and not in substitution for any other remedies available under Applicable Law, to take any or all of the following actions:

(a)         demand all amounts due from Wheaton to Supplier but not yet paid, including Losses pursuant to Section 10.5, and set off any such amount in accordance with Section 11.5;

(b)         in the event of any Wheaton Event of Default set out in Section 10.3(a) which is continuing for a period of three (3) consecutive months and provided there is no continuing Supplier Event of Default at such time, or a Wheaton Change of Control or Transfer in favour of a Restricted Person in breach of Sections 7.14 or 12.13(c), upon written notice to Wheaton, suspend its delivery obligations in respect of Refined Gold and Refined Palladium under Sections 2.1(a) and 2.2(a) (other than those delivery obligations that arose prior to the date of such Wheaton Event of Default) and its obligations under Sections 6.1 and 6.4, and such other obligations contained herein as are required in connection therewith;

(c)         bring an action for specific performance; and

(d)         in the event of any Transfer in breach of Sections 7.14 or 12.13(c), take all steps available under Applicable Law to have such Transfer declared null and void;

provided that if Supplier elects the remedy set out in Section 10.4(b) and Wheaton cures such Wheaton Event of Default in full, then Supplier’s suspended obligations under this Agreement shall recommence as of the date Wheaton so cures such Wheaton Event of Default and notifies Supplier thereof in writing, and any Refined Gold and Refined Palladium that Supplier would have been obligated to deliver but for such suspension shall then be due and deliverable with the next delivery obligations pursuant to Sections 2.1(a) and 2.2(a).  Prior to the curing of such Wheaton Event of Default by Wheaton, Supplier may sell Refined Gold and Refined Palladium to any third parties in its discretion at prices agreed with such third parties, provided that for greater certainty such third party sales shall in no way reduce Supplier’s delivery obligations to deliver any Refined Gold and Refined Palladium that Supplier would have been obligated to deliver but for such suspension once the Wheaton Event of Default is cured.  Notwithstanding the foregoing, to the extent that Wheaton: (i) has notified Supplier in writing that it disputes all or any part of the amount payable as set out in the Payment Default Notice; (ii) is actively and in good faith pursuing resolution of such disputed payment in accordance with Section 10.9; and (iii) has paid to Supplier an amount equal to the undisputed portion of the total amount payable as set out in the relevant Payment

Default Notice, then Supplier shall not have the right to suspend its delivery obligations in respect of Refined Gold and Refined Palladium pursuant to Section 10.4(b) with respect to such Payment Default Notice.

10.5      Indemnity

(a)         Each Party agrees to indemnify and save harmless the other Party and its respective Affiliates and its and their respective directors, officers, employees and agents from and against any and all Losses suffered or incurred by any of the foregoing persons in connection with:

(i)    any inaccuracy in or default or breach of any representation or warranty of such Party or any of its Affiliates contained in this Agreement or the Affiliate Guarantees, as applicable;

(ii)   any breach or default by such Party or any of its Affiliates of any covenant or obligation to be performed by it pursuant to this Agreement or the Affiliate Guarantees, as applicable;

(iii)  in the case of indemnification by Supplier, a Supplier Event of Default;

(iv)  in the case of indemnification by Wheaton, a Wheaton Event of Default;

(v)   a failure by such Party to make a deduction, withholding, charge or levy for or on account of Taxes pursuant to Section 11.2(a);

(vi)  any Taxes (other than Excluded Taxes) imposed on or to which Wheaton is otherwise subject under Sections 897 or 1445 of the United States Internal Revenue Code as a result of this Agreement or the transactions contemplated hereby, which for clarity does not include (A) any Taxes of Wheaton arising as a result of a Transfer by Wheaton of all or part of its rights or obligations under this Agreement to any other person or (B) any Taxes arising as a result of any Encumbrance described in Section 7.12(b), including as a result of the granting or subsequent Transfer of such Encumbrance; and

(vii) pursuing any remedies that the other Party is entitled to hereunder.

(b)         This Section 10.5 is:

(i)    a continuing obligation, separate and independent from the Parties’ other obligations and survives the termination of this Agreement; and

(ii)   absolute and unconditional.

(c)         It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

(d)         Upon written demand by a Party, the other Party shall promptly pay all Losses owing to the demanding Party within 10 Business Days, or provide written notice within such 10 Business Day period that the other Party disputes the amount of such Losses and shall then promptly pay the amount determined upon settlement of such dispute; provided that the other Party shall pay to the demanding Party any amount not in dispute, and if any such written notice is not provided within such 10 Business Day period, then the other Party will be deemed to have agreed with the Losses demanded by demanding Party.

10.6      No Distribution

In the event that Supplier fails to sell and deliver Refined Gold or Refined Palladium to Wheaton in accordance with Section 2.2 of this Agreement or fails to make any other payment due and owing to Wheaton in accordance with this Agreement  (a “Default Event”), then from the date of such Default Event and until such Default Event has been remedied, Supplier shall cause each of SWC Holdco and the Project Owner to not make any Distribution except to another Supplier PMPA Entity for the purpose of remedying such Default Event or otherwise complying with the terms of this Agreement.  If the making of a Distribution by SWC Holdco or the Project Owner would cause or result in a Default Event, Supplier shall cause SWC Holdco and Project Owner to not make such Distribution except to another Supplier PMPA Entity for the purpose of complying with the terms of this Agreement.

10.7      Expropriation Event and Sharing of Compensation

(a)         Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of an Expropriation Event after the Closing Date, Supplier shall promptly notify Wheaton of such occurrence, and all obligations of the Parties set out in Article 2 (but in the case of an Expropriation Event described in paragraph (a) of the definition of “Expropriation Event”, only to the extent that such obligations relate to the portion of the Mine to which the Expropriation Event pertains (such portion being the “Affected Property”)), including Supplier’s obligation to deliver Refined Gold and Refined Palladium to Wheaton, shall be suspended and not accrue while such Expropriation Event exists. In the event that such Expropriation Event subsequently ceases to exist, all obligations of the Parties under this Agreement which were suspended pursuant to this Section 10.7 shall automatically resume from and as of the date that such Expropriation Event ceases to exist.

(b)         The only right of Wheaton upon the occurrence and continuation of any Expropriation Event shall be the right to share in any compensation as set out in Section 10.7(d).  At no time and under no circumstances shall all or any portion of the Advance Payment be reimbursed as a result of the occurrence of an Expropriation Event.

(c)         Without limiting the generality of this Section 10.7:

(i)    any loss of ownership or control over the Mine or any Affected Property as a result of an Expropriation Event shall not constitute a Transfer, or a Change of Control of any entity, for any purpose under this Agreement; and

(ii)   any portion of the Mine, the Mining Properties, the Project Assets or the Mineral Processing Facilities that becomes an Affected Property as a result of an Expropriation Event shall (for so long as the Expropriation Event is continuing) be deemed not to be part of the Mine, the Mining Properties, the Project Assets or the Mineral Processing Facilities for any purpose under this Agreement.

(d)         Subject to the terms and conditions of this Agreement,  in the event any Supplier Group Entity receives any payment, benefit, consideration or other compensation (including payments by any Government Authority, any corporation or other entity controlled by a Governmental Authority or any insurance provider) as a consequence of, in connection with or in respect of any Expropriation Event (“Compensation”), then without limiting any other provisions hereof, Supplier shall pay to Wheaton an amount equal to eleven percent (11%) of the Compensation within ten Business Days of receipt of such Compensation by any Supplier Group Entity.

10.8      Disputed Reports

(a)         If Wheaton disputes any invoice, report or quantity of Refined Gold or Refined Palladium previously delivered pursuant to this Agreement, Wheaton shall deliver written notice (a “Dispute Notice”) to Supplier within thirty six (36) months from the delivery of such invoice, report or quantity (failing which Wheaton shall be deemed to have accepted such invoice, report or quantity and it will become final),  in which event Wheaton and Supplier shall have 60 days from the date the Dispute Notice is delivered to resolve the dispute. If Wheaton and Supplier have not resolved the dispute within such period, then Wheaton shall have the right to require Supplier to deliver an Auditor’s Report with respect to the subject matter of the dispute. Each of the Parties agrees to deliver such Books and Records as may be reasonably requested by the person completing the Auditor’s Report.

(b)         The costs of the Auditor’s Report shall be paid by Wheaton, unless the Auditor’s Report concludes that the Payable Gold and Payable Palladium for the period covered by the Dispute Notice is greater than the number of ounces of Refined Gold and Refined Palladium actually delivered in respect of such period, in which event the cost of the Auditor’s Report shall be for the account of Supplier.

10.9      Disputes

If a Dispute arises between the Parties (and for this purpose any of the Supplier Group Entities involved in the Dispute shall be deemed to be one Party, and Wheaton the other Party), including with respect to an Auditor’s Report but not including a Dispute with respect to a determination of Stream NPV (for which the principles, assumptions and procedures outlined in the definition of such term and in Schedule G shall be the sole manner of resolving such a Dispute), the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations conducted in the following manner:

(a)         the disputing Party shall give written notice to the other Parties to the Dispute, which notice shall include a statement of the disputing Party’s position and a summary of the arguments supporting its position;

(b)         within 20 days after receipt of such notice, each receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party’s position and a summary of the arguments supporting its position;

(c)         the Chief Executive Officer or President of each of the Parties to the Dispute shall meet at a mutually acceptable time and place, but in any event within 30 days after issuance of the disputing Party’s written notice, to attempt to resolve the Dispute; and

(d)         if the Dispute has not been resolved within 10 days after such meeting, any Party may pursue all other rights and remedies available under Applicable Law.

ARTICLE 11

ADDITIONAL PAYMENT TERMS

11.1      Payments

All payments due by one Party to another under this Agreement shall be made in United States dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the other Party in writing from time to time.

11.2      Taxes

(a)         Subject to Section 11.2(b), all deliveries of Refined Gold and Refined Palladium and all amounts paid hereunder or under any Affiliate Guarantee shall be made without any deduction, withholding, charge or levy for or on account of any Taxes unless required by Applicable Law. If any such Taxes (other than Excluded Taxes) are so required to be deducted, withheld, charged or levied by the Party making such delivery or payment, then such Party shall (and, in respect of any payment under any Affiliate Guarantee, Supplier shall cause the applicable Guarantor to) make, in addition to such delivery or payment, such additional delivery or payment, as applicable, as is necessary to ensure that the net amount received by the other Party entitled to such delivery or payment (free and clear and net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount such other Party would have received had no such deduction, withholding, charge or levy been required. Any additional payment or delivery by a Party to Wheaton under this Section 11.2(a) shall not reduce the amount of the uncredited Advance Payment (as such amount is determined in accordance with Section 2.4) or the uncredited Palladium Advance Payment.

(b)         Notwithstanding Section 11.2(a): (i) Supplier shall not be required to (or, in respect of any payment under any Affiliate Guarantee, to cause the applicable Guarantor to) provide any gross-up or additional amounts under this Section 11.2 to the extent such requirement arises because of: (A) an assignment by Wheaton pursuant to Section 12.13(c) to an assignee, or (B) a consolidation, amalgamation, merger, reorganization, change of control or similar corporate event, in either case such that the successor to Wheaton is not resident in the Cayman Islands and such gross-up or additional amounts would not have arisen had such successor to Wheaton been resident in the Cayman Islands; and (ii) Wheaton shall not be required to provide any gross-up or additional amounts under this Section 11.2 to the extent such requirement arises because of: (A) an assignment by Supplier pursuant to Section 7.6 to an assignee, or (B) a consolidation, amalgamation, merger, reorganization, change of control or similar corporate event, in either case such that the successor to Supplier is not resident in South Africa and such gross-up or additional amounts would not have arisen had such successor to Supplier been resident in South Africa; provided that in each case the Parties will co-operate in good faith so as to not adversely affect the Tax payable by another Party.

(c)         Upon the written request of the Party (or its Affiliate) required by Applicable Law to make any deduction, withholding, charge or levy for or on account of any Taxes (other than Excluded Taxes) in respect of a delivery or payment referred to in Section 11.2(a), the Party entitled to receive such delivery or payment shall provide the first-mentioned Party (or its Affiliate) with any executed forms, statements or certificates necessary for such first-mentioned Party (or its Affiliate) to make such deliveries and payments free and clear of any applicable deduction, withholding, charge or levy in accordance with Applicable Law; provided that the Party entitled to receive such delivery or payment shall not be required execute such forms, statements or certificates if it would have an adverse impact on such Party or its Affiliates.

11.3      New Tax Laws

In the event that any new Tax is implemented, or there shall occur any revision in, implementation of, amendment to or interpretation of any existing Tax, in each case that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement, then Supplier and Wheaton agree that they shall negotiate in good faith with each other to amend this Agreement so that the other Parties and their Affiliates are no longer adversely affected by any such enactment, revision, implementation, amendment or interpretation, as the case may be; provided that any amendment to this Agreement shall not have any adverse impact on Supplier and its Affiliates on the one hand, and Wheaton and its Affiliates on the other hand.

11.4      Interest

(a)         The dollar value of:

(i)    any Overdue Gold Ounces from time to time outstanding (such value, for the purposes of calculating interest, to be determined based on the Gold Market Price as of the day gold ounces are credited to the Overdue Gold Ounces, less the Gold Market Price originally credited to the Overdue Gold Ounces for gold ounces subsequently debited from the Overdue Gold Ounces on a “first in first out” basis); and

(ii)   any Overdue Palladium Ounces from time to time outstanding (such value, for the purposes of calculating interest, to be determined based on the Palladium Market Price as of the day palladium ounces are credited to the Overdue Palladium Ounces, less the Palladium Market Price originally credited to the Overdue Palladium Ounces for palladium ounces subsequently debited from the Overdue Palladium Ounces on a “first in first out” basis);

shall accrue interest at an annual rate equal to the lesser of (A) Prime plus 8% and (B) the maximum lawful rate permitted by Applicable Law. Such interest shall be calculated, compounded and paid monthly.

(b)         Without duplicating interest payable in accordance with Section 11.4(a), any dollar amount not paid when due hereunder shall accrue interest at an annual rate equal to the lesser of (i) Prime plus 8% and (ii) the maximum lawful rate permitted by Applicable Law commencing as of the date such amount first became past due (which shall be deemed to be the date of termination of this Agreement in the event an amount is owed as a result of Section 10.2(b) and the date any Loss is first suffered or incurred in the event an amount is owed as a result of Section 10.5(a)).  Such interest shall be calculated, compounded and paid monthly.

(c)         For purposes of the Interest Act (Canada): (i) whenever any interest under this Agreement is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

11.5      Set Off

Any dollar amount not paid when due by a Party or any Overdue Gold Ounces or Overdue Palladium Ounces may be set off by the other Party against any dollar amount or Refined Gold and Refined Palladium owed to such Party by the other Party.  Any amount of Refined Gold and Refined Palladium set off and withheld against any non-payment by a Party shall be valued at the Gold Market Price or Palladium Market Price, as applicable, as of the date that such amount of Refined Gold and Refined Palladium first became payable to such Party.  Any dollar amount set off and withheld against any Overdue Gold Ounces or Overdue Palladium Ounces shall result in a reduction to the Overdue Gold Ounces and Overdue Palladium Ounces by that number of ounces equal to the dollar amount set off divided by the Gold Market Price or Palladium Market Price, as applicable, as of the day such dollar amount first became payable.

11.6      Judgment Currency

If, for the purpose of obtaining or enforcing judgment against any Party in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) an amount due in another currency (the “Indebtedness Currency”) under this Agreement, that conversion will be made at the rate of exchange, which shall be that at which, in accordance with its normal banking procedures, the non-defaulting Party could purchase the Indebtedness Currency with the Judgment Currency on the Business Day immediately preceding the date on which judgment is given (or if received on a day other than a Business Day, on the next succeeding Business Day), or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied (the “Rate of Exchange”). If, as a result of a change in the Rate of Exchange between the date of judgment and the date of actual payment, the conversion of the Judgment Currency into Indebtedness Currency results in the non-defaulting Party receiving less than the full amount of Indebtedness Currency payable to the non-defaulting Party, the defaulting Party agrees to pay the non-defaulting Party an additional amount (and in any event not a lesser amount) as may be necessary to ensure that the amount received is not less than the full amount of Indebtedness Currency payable by the defaulting Party on the date of judgment. Any additional amount due under this Section 11.6 will be due as a separate debt, gives rise to a separate cause of action, and will not be affected by judgment obtained for any other sums due under this Agreement.

ARTICLE 12

GENERAL

12.1      Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

12.2      No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between Wheaton and Supplier.

Neither Party shall, and each Party shall cause its Affiliates to not, contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement.

12.3      Not a Debt Instrument; No Real Property Ownership

(a)         The Parties hereby confirm and agree that this Agreement and the purchase and sale transactions contemplated hereby are, and are intended to be, transactions for the purchase and sale of gold and palladium metal credits.  Nothing in this Agreement shall be construed to create, expressly or by implication, a debt instrument between the Parties under any Applicable Law. No Party shall, or shall permit any of its Affiliates to, characterize the transactions contemplated by this Agreement as involving any debt instrument for any purpose, including in filings, communications or other representations made with or to any Governmental Authority for Tax reporting, accounting, or financial reporting, unless such Party determines such characterization is necessary or appropriate including pursuant to Applicable Laws, IFRS or applicable ratings guidelines adopted by Standard and Poor’s Financial Services LLC, Moody’s Investor Services, Inc. or Fitch Ratings, Inc. / Fitch Ratings, Ltd.

(b)         Notwithstanding anything herein to the contrary, except to the extent security is granted to Wheaton in accordance with Section 7.12(b), the Parties acknowledge and agree that Wheaton holds no right, title or interest in the Mining Properties, and that this Agreement does not Transfer any right, title or interest in the Mining Properties to Wheaton.  Except to the extent security is granted to Wheaton in accordance with Section 7.12(b), no right or obligation attributed to Wheaton under this Agreement shall be considered a real property interest, or Transfer thereof, nor shall any such right or obligation run with the Mining Properties.

12.4      Governing Law

This Agreement shall be governed by and construed under the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).  The courts of the Province of Ontario shall have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

12.5      Costs and Expenses

All costs and expenses incurred by a Party in considering whether to provide a consent contemplated under this Agreement or an amendment or waiver requested by any other Party, shall be for the account of such other Party.  All costs and expenses in connection with the registration and perfection of security, if any, in accordance with this Agreement (including any stamp duty or taxes) shall be for the account of Supplier. Subject to the foregoing and except as otherwise expressly set out in this Agreement or any other agreement between the Parties, all costs and expenses incurred by a Party shall be for its own account.

12.6      Survival

Without limiting any other provision of this Agreement, the following provisions hereof shall survive termination of this Agreement: Sections 3.2(b),  3.3(b),  5.2,  6.5,  10.2,  10.4,  10.5,  10.8,  10.9,  11.1 through 11.6 and 12.3, and such other provisions of this Agreement as are required to give effect thereto.

12.7      Communications and Notices

For the purposes of Canada’s anti-spam legislation, each of the Parties hereby consents to electronic communications between any director, officer or employee of such Party and any other director, officer or employee of the other Party for the purposes of communications in respect of this Agreement or any other related matter. Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or transmitted by facsimile transmission addressed to:

(a)         If to Supplier:

Sibanye Gold Limited

Constantia Office Park

Bridgeview House, Building 11, Ground Floor

Corner 14th Avenue & Henrik Potgieter Road

Weltevreden Park, 1709

(Postal Address: Private Bag X5, Westonaria, 1780)

South Africa

Attention:       Chief Financial Officer
Fax No.:         +27 11 278 9863

with a copy to:

Fasken Martineau DuMoulin LLP

Bay Adelaide Centre

333 Bay Street, Suite 2400

Toronto, Ontario

M5H 2T6

Attention:       Brian Graves
Fax No.:         +1 416 364 7813

(b)         If to Wheaton, to:

Wheaton Precious Metals International Ltd.
Suite 300 – 94 Solaris Avenue
PO Box 1791 GT
Grand Cayman, Cayman Islands
KY1-1109

Attention:       President
Fax No.:         +1 345 946 6448

with a copy to:

Wheaton Precious Metals Corp.
Suite 3500 – 1021 West Hastings St.
Vancouver, British Columbia
V6E 0C3

Attention:       Senior Vice President, Legal

Fax No.:         +1 604 684 3123

Any notice given in accordance with this Section 12.7, if transmitted by facsimile transmission, shall be deemed to have been received on the next Business Day following transmission or, if delivered by hand, shall be deemed to have been received when delivered.

Notwithstanding the foregoing, the Parties agree that a notice to be given pursuant to this Agreement may also be sent by electronic mail to the following email address:

(a)         If to Supplier, to: ir@sibanyestillwater.com

(b)         If to Wheaton, to: reporting@wheatonpm.com

and any such notice sent by electronic mail shall be deemed to have been received on the next Business Day following transmission.

Either Party may change its email or physical address for delivery of notices from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

12.8      Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and co-ordinate, any public notices, press releases, and any other publicity concerning this Agreement and the transactions contemplated by this Agreement. Neither Party or its Affiliates shall act in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed, unless such disclosure is required to meet timely disclosure obligations of any Party or its Affiliates under Applicable Law in circumstances where prior consultation with the other Party is not practicable.  To the extent reasonably practicable, a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available.

12.9      Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of Supplier and Wheaton.

12.10    Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

12.11    Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.

12.12    Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

12.13    Assignment

(a)         This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

(b)         Except for Transfers made in accordance with Section 7.6, Supplier shall not Transfer all or any part of its rights or obligations under this Agreement without the prior written consent of Wheaton, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Supplier may Transfer all (but not part) of its rights or obligations under this Agreement to an Affiliate without the prior written consent of Wheaton if:

(i)    Supplier shall have provided Wheaton with at least thirty (30) days prior written notice of the details of the proposed Transfer;

(ii)   the transferee is incorporated in South Africa or in another jurisdiction that is satisfactory to Wheaton, acting reasonably;

(iii)  the transferee assumes in favour of Wheaton all of Supplier’s obligations under this Agreement pursuant to a written agreement;

(iv)  either (a) the transferee, if such person is not controlled by any other person, or (ii) in any other case, the Affiliate which controls the transferee which Affiliate is not controlled by any other person, executes and delivers an Affiliate Guarantee;

(v)   the transferee grants the same Encumbrances over the Core Collateral in favour of Wheaton as are contemplated by Section 7.12(b), if applicable;

(vi)  the transferee complies with the conditions set forth in Section 3.2(a) mutatis mutandis, including in respect of the transferee, the assumption of obligations under Section 12.13(b)(iii), any Affiliate Guarantee under Section 12.13(b)(iv) and any Encumbrance under Section 12.13(b)(v);

(vii) such Transfer and any other actions and steps undertaken in connection with, or in relation to, such Transfer, including those required by this Section 12.13(b), would not be reasonably expected to:

(A)        have an Adverse Impact (where, for purposes of this Section 12.13(b)(vii)(A), the reference to “Supplier” in paragraph (d) of the definition of “Adverse Impact” shall instead refer to the transferee); or

(B)        increase any Tax payable by Wheaton, or increase the potential for any Tax to become payable by Wheaton, unless the amount of any such additional Tax actually or potentially payable by Wheaton is not material and would be reduced to nil after giving effect to the provisions of Section 11.2;

(viii) each Guarantor under each Affiliate Guarantee confirms and agrees in favour of Wheaton that its respective obligations under such Affiliate Guarantee continue in full force and effect despite such Transfer; and

(ix)   no Trigger Event has occurred that is continuing or will occur in connection with such Transfer or any other actions and steps undertaken in connection with, or in relation to, such Transfer, including those required by this Section 12.13(b).

(c)         Wheaton shall not Transfer all or any part of its rights or obligations under this Agreement without the prior written consent of Supplier, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Wheaton may Transfer all or any part of this Agreement to:

(i)    an Affiliate without the prior written consent of Supplier; or

(ii)   if a Supplier Event of Default has occurred and is continuing, to any person, without the prior written consent of Supplier, if:

(A)        the Advance Payment has been received by Supplier in accordance with this Agreement;

(B)        Wheaton shall have provided Supplier with at least thirty (30) days prior written notice of the proposed Transfer;

(C)        such Transfer and any other actions and steps undertaken in connection with, or in relation to, such Transfer, including those required by this Section 12.13(c)(ii), would not be reasonably expected to:

(I)     limit, restrict or impair the ability of the transferee to perform its obligations under this Agreement; or

(II)   increase any Tax payable by Supplier, or increase the potential for any Tax to become payable by Supplier, unless the amount of any such additional Tax actually or potentially payable by Supplier is not material and would be reduced to nil after giving effect to the provisions of Section 11.2;

(D)        the transferee assumes in favour of Supplier all of Wheaton’s obligations under this Agreement; and

(E)        the transferee (x) taken collectively with its Affiliates, is not primarily in the business of the exploration, development and exploitation of mineral properties; and (y) is not a Restricted Person.

(d)         For greater certainty, any Transfer pursuant to Sections 12.13(b) or 12.13(c) shall not release the transferor of its obligations under this Agreement unless expressly agreed otherwise in this Agreement or in any other written agreement.

12.14    Invalidity and Unenforceability

If a provision of this Agreement is determined by a court of competent jurisdiction to be wholly or partially invalid or unenforceable in a jurisdiction:

(a)         it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)         that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

It is hereby declared to be the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

12.15    Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by sending a scanned copy by electronic email shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

WHEATON PRECIOUS METALS INTERNATIONAL LTD.

Per:	/s/ Nik Tatarkin
Name: Nik Tatarkin
Title:President

SIBANYE GOLD LIMITED

Per:	/s/ Neal Froneman
Name: Neal Froneman
Title: Chief Executive Officer

Per:
Name:
Title:

[Execution Page to Precious Metals Purchase Agreement]

SCHEDULE A –  Mining Properties

Part A - Patented Owned Claims

[***]

Part B - Unpatented Owned Claims

[***]

Part C - Patented Leased Claims

[***]

Part D - Unpatented Leased Claims

[***]

SCHEDULE B – Maps of the Mining Properties

Note: A higher resolution version of the map in Part A of this Schedule B was posted as Document No. 1.13.0.2 entitled “Stillwater Complex with Claims and Topo-NAD83-03192018-CLAIM 4000 SCALE.pdf” in the Data Room. A higher resolution but unannotated version of the cross-section in Part B of this Schedule B was posted as Document No. 1.13.0.1 entitled “2018 LRP - 10 year Long Section v1-Blitz_Stillwater Boundary.pdf” in the Data Room.

Part A - Mining Properties

B-1

Part B - Demarcation of Blitz Properties

[***]

B-2

SCHEDULE C – Corporate Structure Chart

C-1

SCHEDULE D – Representations and Warranties of Supplier

1.          Supplier is a public company duly incorporated and validly existing under the Applicable Law of South Africa and is up to date in respect of all filings required by Applicable Law.  Each of the other Supplier PMPA Entities is a company duly incorporated and validly existing under the Applicable Law of its jurisdiction of incorporation and is up to date in respect of all filings required by Applicable Law.

2.          All requisite corporate acts and proceedings have been done and taken by Supplier, including obtaining all requisite Board of Directors’ approval, with respect to the entering into of this Agreement and performing its obligations hereunder.

3.          Supplier has the requisite corporate power, capacity and authority to enter into this Agreement, and to perform its obligations hereunder.

4.          This Agreement and the exercise of Supplier’s rights and performance of its obligations hereunder do not and will not:

(a)         conflict with any agreement, mortgage, bond or other instrument to which Supplier is a party or which is binding on its assets,

(b)         conflict with the constitutional or organisational documents of Supplier (including, without limitation, its memorandum of incorporation), or

(c)         conflict with or violate any Applicable Law.

5.          No Approvals are required to be obtained by Supplier in connection with the execution and delivery by Supplier of this Agreement or the performance by Supplier of this Agreement or the transactions contemplated hereby, except for such Approvals as have been obtained prior to the date of this Agreement.

6.          This Agreement has been duly and validly executed and delivered by Supplier and constitutes a legal, valid and binding obligation of Supplier, enforceable against it in accordance with its terms.

7.          Supplier has not suffered an Insolvency Event or Enforcement Event and, to the best of its knowledge and belief, there is no circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.

8.          The corporate structure chart of Supplier attached hereto as Schedule C accurately reflects, as of the date of this Agreement, all direct and indirect equity ownership interest of Supplier in each of the Supplier PMPA Entities.

9.          The Mining Properties listed in Schedule A and that appear on the maps in Schedule B constitute all of the real property, mining rights, tenements, concessions and other interests, whether created privately or through the actions of any Governmental Authority having jurisdiction, that comprise the interest of the Supplier Group Entities in the Mine.  The map attached hereto as Part A of Schedule B depicts the location of the Mining Properties as of the date of this Agreement.

10.        The Current Owner is the registered or recorded owner of a 100% legal and beneficial right, title and interest in and to the Mining Properties indicated in Parts A and B of Schedule A, Mineral Processing Facilities and Project Assets, with good and marketable title thereto free and clear of all Encumbrances other than Permitted Encumbrances.  To the knowledge of Supplier, the Current Owner’s right, title and interest in and to the Mining Properties is not subject to claims of native or indigenous title or other adverse claims (including any expropriation proceeding) and none of the Supplier Group Entities has received notice of any such actual or potential claim.

11.        Except for the royalties in favour of Franco-Nevada Mining Corporation, Inc. and certain members of the Mouat family set out in paragraphs (t) and (u) of the definition of “Permitted Encumbrances”, the master goods and services agreement dated July 1, 2014 between the Current Owner and Johnson Matthey Inc., and the precious metals supply agreement dated July 1, 2014 between the Current Owner and Johnson Matthey Inc. (such latter two agreements between the Current Owner and Johnson Matthey Inc. being collectively referred to as the “JM Agreements”), no person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Mining Properties or the gold or palladium produced from the Mining Properties.  Other than in respect of the Permitted Encumbrances, no person is entitled to or has been granted any royalty or other payment in the nature of rent or royalty on any Produced Gold or Produced Palladium.

12.        The Current Owner has paid all material Taxes, fees, assessments, rents or other amounts required to keep the Mining Properties in good standing.

13.        There are no outstanding, pending (or, to the knowledge of Supplier, threatened) actions, suits, proceedings, investigations or claims affecting, or pertaining in any respect to, the Project Assets or a Supplier PMPA Entity, that would reasonably be expected to have an Adverse Impact.

14.        None of the Supplier Group Entities nor the Project Assets is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have an Adverse Impact.

15.        Supplier has provided to Wheaton prior to the date of this Agreement:

(a)         the most current Reserves and Resources estimate by the relevant ore types with details on cut-off grade and metal price assumptions used;

(b)         the most current life-of-mine plan, including budget for the current year and the life of mine based on the 2017 Competent Person’s Report (collectively, the “Initial LOM Plan”);

(c)         all production and month-end internal reporting for the 12 months ended March, 2018;

(d)         the budgeted 2018 cash flow model based on the LOM Plan as provided in the Data Room, being the most current cash flow model as of the date it was provided in the Data Room; and

(e)         the drill hole data bases, block models and geotechnical assessments, as provided in the Data Room and as at the date indicated on such documents, being the most current such documents and materials as of the date they were provided in the Data Room.

relating to or in respect of the Mining Properties or the Project Assets and all other material information and data in the control or possession of any Supplier Group Entity relating to or in respect of the Mining Properties or the Project Assets (collectively, the “Mine Data”), including all material information and data in respect of: (i) the mineralization or potential mineralization of the Mining Properties; and (ii) the ability of the Mine to achieve the Initial LOM Plan or risk associated with the ability of the Mine to achieve the Initial LOM Plan, including any material permitting issue or other issue relating to the Approvals necessary for the operation of the Mine, and any actual or (where known to Supplier) proposed regulations, policies or other actions of any relevant Governmental Authority.  All such Mine Data: (i) has been prepared in good faith; and (ii) does not contain any information that is misleading or untrue in any material respect, or omit to include any information that is necessary to make any information contained in such Mine Data not misleading or untrue in any material respect. All Mine Data has been provided in the Data Room and no new material information which would have a material impact on the technical assessment of the Project Assets has been identified.

16.        All material Approvals necessary for the operation of the Mine have either been obtained and received by the Current Owner or SWC Holdco and continue to be in place without challenge or appeal, to the extent reasonably considered necessary or appropriate given the current stage of the Mine, or are reasonably expected to be obtained in the ordinary course of business by the time they are necessary.  All material Approvals necessary for the operation of the Mine that have already been obtained are expected to be renewed in the ordinary course of business by the time such renewals are necessary.

17.        Wheaton has been provided access to true and complete copies of all Material Contracts.  Save for the tender process disclosed to Wheaton prior to the date of this Agreement in respect of the renewal or replacement of the JM Agreements, there are no current or pending negotiations with respect to the renewal, termination or amendment of any Material Contracts.  All Material Contracts are in full force and effect and each Supplier PMPA Entity that is a party to a Material Contract is entitled to all rights and benefits thereunder and has not waived any material rights thereunder.  Each Supplier PMPA Entity that is a party to a Material Contract is not in breach of or default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a breach of or default under, any Material Contract.

18.        The group audited consolidated financial statements of Supplier for the year ended December 31, 2017: (i) present fairly in all material respects the financial position (including the assets and liabilities, whether absolute, accrued, contingent or otherwise) of each Supplier PMPA Entity as of and for the period then ended and results of operations of each Supplier PMPA Entity for the period then ended; and (ii) were prepared in accordance with IFRS.

19.        Other than the Existing Financial Indebtedness and intergroup funding arrangements, as of the date of this Agreement, no Supplier PMPA Entity has: (i) material outstanding Financial Indebtedness or other liabilities (contingent or otherwise); and (ii) no material outstanding guarantees in favour of any other person that have not been disclosed in the Suppliers group audited consolidated financial statements for the year ended December 31, 2017.

20.        The consolidated reporting pack of SWC Holdco, which includes the Current Owner, provided to Supplier prior to the date of this Agreement, for the year ending December 31, 2017: (i) presents fairly in all material respects the financial position (including the assets and liabilities, whether absolute, accrued, contingent or otherwise) of each of SWC Holdco and the Current Owner as of and for the period then ended and results of operations of each of SWC Holdco and the Current Owner for the period then ended; and (ii) were prepared in accordance with the measurement and recognition requirements of IFRS.

21.        Other than the Existing Financial Indebtedness, there are no material changes to the financial position or indebtedness of any Supplier PMPA Entity, as reflected in the group audited consolidated financial statements of Supplier for the year ending December 31, 2017. Supplier has entered into and will perform this Agreement on its own account and not as trustee or a nominee of any other person.

22.        None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement of representation not misleading with respect to the transactions contemplated herein.

23.        Each of Sibanye Gold Eastern Operations Proprietary Limited (previously known as Southgold Exploration Proprietary Limited) and DRDGOLD Limited is a company or entity;

(a)         whose sole business is, and remains, the ownership, development, construction, refurbishment, commissioning and/or operation of a project, or is a standalone business independent from the business operated by other members of the Supplier Group; and

(b)         which, to the extent that such company or entity owes Financial Indebtedness to persons who are not members of the Supplier Group, has no creditors in respect of such Financial Indebtedness which have recourse in respect of such Financial Indebtedness to any other member of the Supplier Group other than that company or entity other than by way of security over shares in or pursuant to obligations owing by such company or entity to other members of the Supplier Group.

SCHEDULE E– Representations and Warranties of Wheaton

1.          Wheaton is a company duly incorporated and validly existing under the Applicable Law of the Cayman Islands and is up to date in respect of all filings required by Applicable Law.

2.          All requisite corporate acts and proceedings have been done and taken by Wheaton, including obtaining all requisite Board of Directors’ approval, with respect to entering into this Agreement and performing its obligations hereunder.

3.          Wheaton has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder.

4.          This Agreement and the exercise of Wheaton’s rights and performance of its obligations hereunder do not and will not:

(a)         conflict with any agreement, mortgage, bond or other instrument to which Wheaton is a party or which is binding on its assets,

(b)         conflict with the constating or constitutive documents of Wheaton, or

(c)         conflict with or violate any Applicable Law.

5.          No Approvals are required to be obtained by Wheaton in connection with the execution and delivery by Wheaton of this Agreement or the performance by Wheaton of this Agreement or the transactions contemplated hereby.

6.          This Agreement has been duly and validly executed and delivered by Wheaton and constitutes a legal, valid and binding obligation of Wheaton, enforceable against it in accordance with its terms.

7.          Wheaton has not suffered an Insolvency Event and, to its knowledge, there is no circumstance which, with notice or the passage of time, or both, would give rise to the foregoing.

8.          Wheaton has entered into and will perform this Agreement on its own account and not as trustee or a nominee of any other person.

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SCHEDULE F – Intentionally deleted

F-1

SCHEDULE G – Stream NPV Procedures

If it becomes necessary to value the Stream NPV, the value shall be determined in accordance with the following:

(a)         Upon any requirement to determine the Stream NPV, the Supplier and Wheaton shall for a period of 60 days each use their respective commercially reasonable endeavours to mutually agree upon the value of the Stream NPV.

(b)         To the extent the Supplier and Wheaton are unable to agree on the value of the Stream NPV within the period specified in paragraph (a) above, the value of Stream NPV shall be determined as follows:

(i)        the simple average of the valuations prepared by two Independent Experts (as such term is defined below) appointed in accordance with, and using the methodology described within, this Schedule G, provided that such average is no more than 15% greater than the lower of such valuations.  These initial two Independent Experts shall be appointed within 10 Business Days of the expiry of the period set forth in paragraph (a) above;

(ii)       in the event that the aforementioned average is greater than 15% of the lower of such valuations, the value of the Stream NPV shall be:

(x)         the value of the Stream NPV as determined by a third Independent Expert appointed in accordance with, and using the methodology described within, this Schedule G if such value is (A) not less than the simple average of the valuations prepared by the original two Independent Experts in accordance with the foregoing, less 10% of the difference between the valuations prepared by the original two Independent Experts; and (B) not more than the simple average of the valuations prepared by the original two Independent Experts in accordance with the foregoing, plus 10% of the difference between the valuations prepared by the original two Independent Experts; or

(y)         in all other circumstances, the simple average of (A) the valuation prepared by the third Independent Expert, and (B) the valuation prepared by the original two Independent Experts in accordance with the foregoing that is closest to the valuation prepared by such third Independent Expert.

If required, the third Independent Expert shall be appointed within 10 Business Days of the receipt of the Valuation Certificates (as such term is defined below) from the original two Independent Experts; and

(iii)      the Stream NPV determined in accordance with the foregoing process shall, in the absence of material proven error, be final and binding on the Supplier and Wheaton.

(c)         Each of the Supplier and Wheaton shall, with respect to the original two Independent Experts and to the extent required pursuant to this Schedule G, appoint one suitably qualified investment banking firm of internationally recognised standing (subject to paragraph (d)(i) below) to act as an Independent Expert.  To the extent a third Independent Expert is required pursuant to this Schedule G, the Supplier and Wheaton shall appoint a suitably qualified investment banking firm of internationally recognised standing (subject to paragraphs (d)(i) and (ii) below) as the Supplier and Wheaton may mutually agree in writing to act as such third Independent Expert or, to the extent that the Supplier and Wheaton cannot agree on any such firm within 15 Business Days after the date that the Supplier and Wheaton are required to appoint the third Independent Expert pursuant to the terms of this Schedule G, the International Centre for Expertise of the International Chamber of Commerce shall appoint such firm (each party meeting the aforementioned criteria being an “Independent Expert”).

(d)         Unless the Supplier and Wheaton agree otherwise, each Independent Expert shall be a firm that:

(i)      is, with respect to any Independent Expert, independent of the Supplier and Wheaton and each of their respective Affiliates; and

(ii)     has not, with respect to the third Independent Expert only, acted for any of the Supplier, Wheaton or any of their respective Affiliates in any significant capacity for at least one year before the date of selection of such Independent Expert for the purposes of this Schedule G.

(e)         The Supplier and Wheaton shall ensure that each Independent Expert has access to (and copies to the extent requested) such books, records and information in such person’s or its Affiliates’ possession or control as any Independent Expert may reasonably request for the purpose of determining the Stream NPV.  To the extent possible, the Supplier and its Affiliates shall also make their personnel, consultants and advisors available to each Independent Expert for such purpose.

(f)         Each Independent Expert shall act as an expert and not as an arbitrator. Each Independent Expert shall provide a written determination of the value with respect to the Stream NPV (each, a “Valuation Certificate”).

(g)         The Supplier and Wheaton shall each bear the costs of obtaining the Valuation Certificate of the Independent Expert appointed by them, and one half of the cost of obtaining any third Independent Expert’s Valuation Certificate.

(h)         The Valuation Certificates shall be issued to each of the Supplier and Wheaton by the Independent Experts within 60 Business Days, with respect to the first two Independent Experts appointed in accordance with this document, or within 40 Business Days, with respect to any third Independent Expert appointed in accordance with this document, of their appointment unless agreed otherwise by each of the Supplier and Wheaton.

(i)          The Stream NPV shall be determined on the basis of knowledgeable, arm’s length parties, and shall be determined using a valuation methodology based on the present pre-tax United States dollar discounted value.

(j)          [***]:

(i)      [***];

(ii)       [***];

(iii)      [***];

(iv)      [***];

(v)       [***]:

a.    [***];

b.    [***],

c.    [***];

d.    [***];

e.    [***];

f.     [***];

g.    [***]; and

h.    [***];

(vi)      [***];

(vii)     [***]; and

(viii)    [***].

SCHEDULE H– Commingling Plan

[***]

H-1

SCHEDULE I – Payable Percentages for Determination of Payable Gold and Payable Palladium

Form of Produced Gold and/or Produced Palladium Comprising an Offtaker Delivery	Payable Gold	Payable Palladium
Filter Cake	[***]	[***]
Any other product	[***]	[***]

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SCHEDULE J– Existing Permitted Registrations

Delaware UCC Registrations:

Stillwater Mining Company

(1) GE Capital Commercial Inc./Wells Fargo Equipment Finance, Inc. – #20122118604 re: specific equipment

(2) Anixter, Inc. – #20123137611 re consigned specific equipment

(3) Amalgamated Mining & Tunneling Inc. –  #20174647266 re: specific equipment

Montana UCC Registrations:

Stillwater Mining Company	(1) M. Brashem Inc. – #150616864362 re: consignment agreement re specific equipment (2) Amalgamated Mining & Tunneling, Inc. – #1707171763435 re: specific equipment

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SCHEDULE K– Form of Compliance Certificate

To:        WHEATON PRECIOUS METALS INTERNATIONAL LTD.

From:    [Supplier]

Dated: ●, 20●

Dear Sirs/Mesdames:

Re:       Precious Metals Purchase Agreement dated July ● 2018 (the “Agreement”)

1.          We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meanings when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.          We certify that as at the end of the [Financial Year / Financial Half Year / Financial Quarter] ended [●, 20●], the Leverage Ratio is ●, calculated as follows:

1.	Consolidated Net Borrowings
	Consolidated Net Borrowings	[●] (A)
2.	Consolidated EBITDA
	Consolidated EBITDA	[●] (B)
Leverage Ratio (Consolidated Net Borrowings to Consolidated EBITDA): Ratio of (A) to (B)		[●]

3.          Attached as Exhibit I hereto is a detailed calculation of the foregoing.

Signed:

…………………………………………………

For and on behalf of [Supplier]

K-1

EXHIBIT I TO COMPLIANCE CERTIFICATE

CALCULATION WORKSHEET

K-2